Exhibit 10.1*
TAX CREDIT PURCHASE AGREEMENT
by and among
GREEN PLAINS INC.,
as Seller,
XXXXXXXXXXXXXXXXXXXXX
and
XXXXXXXXXXXXXXXXXXXXX,
as Buyers,
and
XXXXXXXXXXXXXXXXXXXXX,
solely for the limited purposes set forth in Section 7(o)

Dated as of October 29, 2026

TABLE OF CONTENTS
Page
(a)    Defined Terms    1
(b)    Terms Generally    9
Section 2    PTC Notices and PTC Sale Confirmations    10
(a)    PTC Notices    10
(b)    Maximum PTC Amount    10
(c)    Minimum PTC Amount    10
(d)    PTC Sale Confirmations    10
(e)    Excess PTCs.    11
(f)    True-Up Payment.    11
(g)    Payments    13
(h)    Structuring Fees    13
(i)    Unwinding Event    13
Section 3    Conditions Precedent    13
(a)    Effective Date Deliverables by the Seller    13
(b)    Effective Date Deliverables by the Buyer    14
(c)    Other Conditions Precedent    14
(d)    Initial Funding Confirmation Date Conditions Precedent    15
(e)    Confirmation Date Conditions Precedent    15
Section 4    Representations and Warranties    15
(a)    Mutual Representations and Warranties of the Parties    15
(b)    Representations and Warranties of the Buyers    17
(c)    Representations and Warranties of the Seller    18
Section 5    Covenants    22
(a)    Covenants of the Buyers    22
(b)    Covenants of the Seller    23
(c)    Transfer Election    27
(d)    Further Assurances    28
Section 6    Seller Indemnification    28
(a)    Seller Indemnification.    28
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(b)    Seller Indemnification for Liens    28
(c)    Limitations on Liability    29
(d)    After-Tax Basis    29
(e)    Tax Contests    30
(f)    Survival of Representations and Warranties of the Seller    31
(g)    Survival of Representations and Warranties of the Buyers    31
(h)    Notice of Claims    31
(i)    Indemnity Payment    31
(j)    Specified Credit Portion    31
Section 7    Miscellaneous    32
(a)    Amendments; Waivers    32
(b)    Notices    32
(c)    Entire Agreement; No Other Representations    32
(d)    Counterparts    33
(e)    GOVERNING LAW    33
(f)    WAIVER OF JURY TRIAL    33
(g)    SUBMISSION TO JURISDICTION    33
(h)    Severability    34
(i)    Binding Effect; Assignment    34
(j)    Public Announcements    34
(k)    Confidentiality    35
(l)    Specific Performance    37
(m)    Priority    37
(n)    Termination    37
(o)    Guarantee    37

Schedules and Exhibits

Schedule 1    Organizational Structure; Projects
Schedule 2    Notice Information for the Parties
Exhibit 1    Form of Initial Funding Confirmation

-ii-

Exhibit 2    Form of Final Funding Confirmation

-iii-

TAX CREDIT PURCHASE AGREEMENT
This Tax Credit Purchase Agreement (this “Agreement”), dated as of October 29, 2026 (the “Effective Date”), is entered into by and among XXXXXXXXXXXXX, an XXXXX corporation (“XXXXXX”), XXXXXXXXXXXXX, a XXXXX limited liability company (“XXXXXX”) (each, a “Buyer” and, together, the “Buyers”), Green Plains Inc., an Iowa corporation (the “Seller”), and XXXXXXXXX, a XXXXX corporation, solely for the limited purposes set forth in Section 7(o) (the “Guarantor”).
RECITALS
WHEREAS, the Seller directly or indirectly owns 100% of the equity interests in each Project Company and each Project Company directly owns and operates a corn-based ethanol production facility (each, a “Facility” and, together, the “Facilities”, in each case as more fully described in Schedule 1);
WHEREAS, each Facility qualifies for and is expected to claim PTCs (as defined herein) attributable to the production and sale of low-carbon ethanol at such Facility during the period from January 1, 2026 through December 31, 2026, and such PTCs are or will be held directly by the Seller (the “Seller PTCs”);
WHEREAS, in accordance with Section 6418 of the Internal Revenue Code of 1986, as amended (the “Code”), the Seller is an eligible taxpayer authorized to transfer the Seller PTCs to an Unrelated Person;
WHEREAS, in accordance with Section 6418 of the Code, each Buyer is an Unrelated Person with respect to the Seller; and
WHEREAS, the Parties anticipate entering into one or more transactions whereby each Buyer will acquire Seller PTCs from Seller, such transactions to be governed by the terms and conditions set forth herein and in one or more PTC Sale Confirmations (as defined below).
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and each Buyer agree as follows:
Section 1Defined Terms; Terms Generally.
(a)Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“Additional Seller PTCs” has the meaning specified in Section 2(f).
“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly controls or is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” (and correlative terms) means (i) the ownership of 50% or more of the equity interest in a Person or (ii) the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the policies or management of a Person.

“Agreement” has the meaning specified in the introductory paragraph.
“Anti-Corruption Laws” means all laws, regulations or orders relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.
“Anti-Money Laundering Laws” means the Bank Secrecy Act, 31 U.S.C. Sections 5311 et seq., and all Applicable Laws and government guidance on compliance with such statute and on the prevention and detection of money laundering violations under 18 U.S.C. Sections 1956 and 1957.
“XXXXXXX” has the meaning set forth in Section 2(h).
“Applicable Law” means, as to any Person, any law, statute, rule, constitution, regulation, ordinance, order, code, judgment, decree, directive, injunction, writ or similar action or decision duly implementing any of the foregoing which has been enacted, issued or promulgated by any Governmental Authority, in each case, applicable to or binding upon such Person or any of its property, or to which such Person or any of its property is subject.
“Applicable Material” means monoglycerides, diglycerides, triglycerides, free fatty acids, or fatty acid esters, as described in Section 45Z(d)(5)(B)(i) of the Code and in Proposed Treasury Regulations Section 1.45Z-1(b)(3).
“Assignment Notice” has the meaning specified in Section 7(i).
“Available PTCs” has the meaning specified in Section 2(a).
“Business Day” means any calendar day other than a Saturday, Sunday or other calendar day on which banks are authorized to be closed in New York, New York.
“Buyer” and “Buyers” have the meanings specified in the introductory paragraph.
“Buyer Indemnified Parties” has the meaning specified in Section 6(a).
“Casualty Event” means any casualty, loss, destruction or damage that eliminates, or otherwise materially impairs, any Facility, or any portion thereof.
“Change in Tax Law” means a (i) change in or amendment to the Code, (ii) change in or amendment to, or the issuance or promulgation of any proposed, temporary or final Treasury Regulations, (iii) issuance or publication of any decision, ruling, opinion, guidance, notice, announcement or proposed regulation that applies to taxpayers generally, (iv) issuance of any executive order or (v) any change in the interpretation of the Code or another applicable federal income tax statute or Treasury Regulations by a decision of the U.S. Tax Court, the U.S. Court of Federal Claims, a U.S. District Court, a U.S. Court of Appeals or the U.S. Supreme Court, in each case with respect to clauses (i) through (v) above, is enacted, promulgated or issued, as applicable, after the Effective Date that limits, restricts, reduces, or disallows the Transfer PTCs or the transfer thereof as contemplated hereby, or the ability of the Facilities to qualify for, or of an applicable Buyer to claim or utilize, the Transfer PTCs, in each case, excluding any changes that affect a Buyer’s ability to realize actual tax savings from the Transfer PTCs on account of insufficient tax capacity of such Buyer.
“Code” has the meaning specified in the recitals.
“Compliance Authority” means each and all of (i) OFAC, (ii) the Treasury, including the Treasury’s Financial Crimes Enforcement Network, (iii) the U.S. State Department Directorate of Defense Trade Controls, (iv) the U.S. Commerce Department Bureau of Industry and Security, (v) the IRS, (vi) the U.S. Justice Department, and (vii) the U.S. Securities and Exchange Commission, and similar Governmental Authorities of the United Kingdom and the European Union and its member states.
“Condemnation Event” means any condemnation, taking by eminent domain or similar action with respect to any Facility or any portion thereof or any other material asset of any Seller Party.
“Confidential Information” has the meaning specified in Section 7(k)(i).
“Confirmation Date” means the date of each PTC Sale Confirmation, upon Buyer’s reasonable satisfaction of the conditions set forth in Section 3 of such PTC Sale Confirmation, which shall be, unless otherwise agreed upon by the Parties, (i) with respect to the Initial Funding, no later than three (3) Business Days after satisfaction of the conditions set forth in Section 3 of the PTC Sale Confirmation attached as Exhibit 1, and (ii) with respect to the Final Funding, no earlier than January 29, 2027 and no later than three (3) Business Days after satisfaction of the conditions set forth in Section 3 of the PTC Sale Confirmation attached as Exhibit 2.
“Disclosing Party” has the meaning specified in Section 7(k).
“Effective Date” has the meaning specified in the introductory paragraph.
“Eligible Credit Property” means each “qualified facility” within the meaning of Treasury Regulations Section 1.6418-1(d)(8).
“Emissions Rate” means the lifecycle greenhouse gas emissions rate of a Transportation Fuel determined in accordance with the most recent version of the 45ZCF-GREET model (or any successor methodology designated by the Treasury or the IRS), consistent with Section 45Z(b)(1)(B) of the Code and Proposed Treasury Regulations Section 1.45Z-1(b)(14) and Section 1.45Z-2(d).
“Excess PTCs” has the meaning specified in Section 2(d).
“Facility” and “Facilities” have the meaning specified in the recitals.

“Final Determination” means the earlier of (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (ii) a closing agreement entered into pursuant to Section 7121 of the Code or any other settlement agreement entered into in connection with an administrative or judicial proceeding, in each case, with the written consent of the Seller (such consent not to be unreasonably withheld, conditioned, or delayed), or (iii) the date on which the time for instituting a claim for refund has expired, or if a claim was filed, the time for instituting suit with respect thereto has expired.
“Final Funding” means the purchase by the Buyers of Transfer PTCs generated during the third and fourth calendar quarters of 2026, together with any Additional Seller PTCs acquired pursuant to Section 2(f).
“Final Funding Confirmation Date” means the date contemplated in clause (ii) of the definition of “Confirmation Date.”
“Final PWA Report” means a final PWA Report, certifying that each Facility that has generated Transfer PTCs is in compliance with the PWA Requirements.
“Final Third-Party Verification Report” has the meaning specified in Section 5(b)(xiv).
“GAAP” means generally accepted accounting principles in the U.S., as in effect from time to time.
“Governmental Approval” means any action, consent, filing, notification, order, certificate, determination, registration, permit, license, approval or authorization by, with, from or of any Governmental Authority or other entity pursuant to Applicable Law.
“Governmental Authority” means the government of the U.S., any other nation or any political subdivision thereof, whether federal, state, provincial, territorial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government in any jurisdiction.
“Guarantor” has the meaning specified in the introductory paragraph.
“Indemnity Cap” has the meaning specified in Section 6(c).
“Initial Funding” means the purchase by the Buyers of Transfer PTCs generated during the first and second calendar quarters of 2026.
“Initial Funding Confirmation Date” means the date contemplated in clause (i) of the definition of “Confirmation Date.”
“Initial Funding Materials” means the PTC Notice for the Initial Funding and the materials delivered under Sections 2(a)(iii) and 3(a) of the PTC Sale Confirmation for the Initial Funding.

“IRS” means the U.S. Internal Revenue Service, or any successor agency.
“Knowledge” means, with respect to any Person, the actual knowledge of such Person after due inquiry into the relevant affairs of such Person and the officers, directors and senior managers (and individuals holding similar titles) of such Person.
“Lien” means any lien, security interest, mortgage, hypothecation, encumbrance or other restriction on title or property interest.
“Material Adverse Effect” means, with respect to a Person, a material adverse effect on (i) the ability of such Person to consummate the Transactions (to the extent such Person is involved with the Transactions), (ii) the purchase, sale or transfer of, or the ability of any Buyer to claim (which, for the avoidance of doubt, does not include whether such Buyer has sufficient Tax liability to utilize or otherwise benefit from the Transfer PTCs) the Transfer PTCs as contemplated by this Agreement, (iii) the business, assets, liabilities, prospects or results of operations or financial condition of such Person (or, if such Person is a Seller Party, a Facility) that could reasonably be expected to affect the availability of the Transfer PTCs, (iv) the ability of such Person to perform its respective obligations under the Transaction Documents (to the extent such Person has obligations thereunder), and (v) the Transfer PTCs.
“Maximum PTC Amount” has the meaning specified in Section 2(b).
“XXXXXXXX” has the meaning set forth in Section 2(h).
“Minimum Documentation” means the “required minimum documentation” (as described in Treasury Regulations Section 1.6418-2(b)(5)(iv)) with respect to the Transfer PTCs, including documentation that evidences the quantity of Transportation Fuel that is produced and sold to an Unrelated Person with respect to which such Transfer PTCs are being generated.
“New Purchaser” has the meaning specified in Section 7(i).
“Notice” has the meaning specified in Section 7(b).
“Obligations” has the meaning specified in Section 7(o).
“OFAC” means the Treasury’s Office of Foreign Assets Control.
“Offtaker” means a purchaser of Transportation Fuel with respect to which Transfer PTCs are being generated.
“Party” means, individually, any Buyer and the Seller and, collectively, “Parties” means each of the Buyers and the Seller.
“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Placed in Service” means placed in service for U.S. federal income tax purposes.

“Pre-Filing Registration” means the pre-filing registration required by Treasury Regulations Section 1.6418-4(b) (or any updated, finalized, superseding or successor provision) for the Eligible Credit Property with respect to a Facility.
“Pro Rata Share” has the meaning specified in Section 2(e).
“Production” and “Produce” means steps and processes used to make a Transportation Fuel, beginning with the processing of primary feedstock(s) and ending with a Transportation Fuel ready to be sold in a Qualified Sale (which, for the avoidance of doubt, involves substantial processing by such applicable producer to create such Transportation Fuel), and excluding any minimal processing (including blending, dehydration, or addition of stabilizers or otherwise engaging in activities that do not result in a chemical transformation) and any processing occurring outside the United States, as described in draft Proposed Treasury Regulations Section 1.45Z-1(b)(27).
“Project Companies” means each “Project Company” identified as such in Schedule 1.
“Proposed Change in Tax Law” means (a) any proposed change in, or amendment to, the Code or another U.S. federal income tax statute or other tax legislation or executive order that (i) has been passed or adopted by either chamber of the United States Congress or (ii) is in a bill or mark reported favorably by either the House Ways and Means Committee or the Senate Finance Committee, (b) that is reasonably likely to be enacted into law (taking into account, without limitation, any publicly stated position of the President or any Congressional action inconsistent with such proposal) and (c) if enacted, would be a Change in Tax Law.
“PTC Floor” has the meaning specified in Section 2(a).
“PTC Notice” has the meaning specified in Section 2(a).
“PTC Sale Confirmation” has the meaning specified in Section 2(d).
“PTCs” means tax credits for the production of qualifying Transportation Fuel pursuant to Section 45Z of the Code.
“Purchase Option” has the meaning specified in Section 2(f).
“Purchase Option Payment Date” means the date upon which any Buyer makes a payment to Seller for the purchase of Additional Seller PTCs.
“Purchase Price” means $X.XXX per Transfer PTC.
“Purchaser Defenses” has the meaning specified in Section 7(o).
“PWA Report” means a report prepared by PricewaterhouseCoopers (or another independent third-party consultant reasonably acceptable to the applicable Buyer) evaluating the applicable Facility’s compliance with the PWA Requirements.

“PWA Requirements” means applicable prevailing wage and apprenticeship requirements set forth in Sections 45Z(f)(6) and 45Z(f)(7) of the Code, Treasury Regulations Sections 1.45-7, 1.45-8, 1.45-12 and 1.45Z-3, and any other applicable guidance published by the Treasury or the IRS, including the making of any necessary payments for any required correction and penalty amounts under Sections 45(b)(7)(B) and 45(b)(8)(D)(i)(II) of the Code.
“Qualified Facility” means a facility (including a single production line and all interdependent components) that produces Transportation Fuel in the United States and that has not, during the same taxable year, generated credits under Sections 45Q, 45V or 48(a)(15) of the Code, as described in Section 45Z(d)(4) of the Code and Proposed Treasury Regulations Section 1.45Z-1(b)(28).
“Qualified Sale” means a “qualified sale” within the meaning of Section 45Z(a)(4) of the Code and Proposed Treasury Regulations Section 1.45Z-1(b)(29).
“Qualified Sale Documentation” means documentation delivered by Seller to each Buyer sufficient to substantiate that the sale of the Transportation Fuel is a Qualified Sale.
“Quarterly Update” has the meaning specified in Section 5(b)(xxi).
“Receiving Party” has the meaning specified in Section 7(k).
“Regenerative Agricultural Verification Report” means a report substantiating use of regenerative agricultural biofuel feedstocks prepared by an accredited third-party verifier in accordance with the requirements of 7 C.F.R. part 2100 (or such other requirements for substantiating use of such feedstocks as may be imposed by Treasury, the IRS, the Department of Agriculture or any other Governmental Authority).
“Required Governmental Approvals” has the meaning specified in Section 4(c)(vii).
“Reregistration Event” means, with respect to any Person, (i) a transaction or series of related transactions after which more than fifty percent (50%) of ownership interests in, or assets of, such Person are held by Persons other than Persons (or Persons related thereto) who held more than fifty percent (50%) of such interests or assets prior to such transaction(s), or (ii) any change to such Person’s employer identification number (EIN), in each case that would require reregistration under Section 4101 of the Code and Proposed Treasury Regulations Section 1.4101-1(a)(4).
“ROFR Amount” has the meaning specified in Section 2(e).
“ROFR Period” has the meaning specified in Section 2(e).
“Sanctioned Country” means a country that is the subject of a Sanctions program maintained by any Compliance Authority.
“Sanctioned Person” means any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred Person, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), including by virtue of being owned or controlled by any such person, group, regime, entity or thing, under any Sanctions order or directive.
“Sanctions” means those economic and trade sanctions and embargoes enforced or administered by any Compliance Authority, including the foreign assets control regulations of the Treasury (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto.
“Seller” has the meaning specified in the introductory paragraph.
“Seller Party” means the Seller and each Project Company.
“Seller PTCs” has the meaning specified in the recitals.
“Side Letter” has the meaning specified in Section 2(h).
“Structuring Fee” has the meaning specified in Section 2(h).
“Survival Period End Date” means the date that is sixty (60) days after the statute of limitations (including extensions) expires on any IRS audit for (a) such Buyer’s applicable taxable year related to any Transfer PTCs, with respect to Seller claims, and (b) the Seller’s applicable taxable year related to any Transfer PTCs.
“Tax” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax Credit Insurance Policy” means, individually and collectively as applicable, (a) that certain tax liability policy number 26SXSU0239US with respect to the Transactions, issued or to be issued pursuant to that certain Binder Agreement, dated as of the Initial Funding Confirmation Date, between XXXXXXX and Solertia Insurance, in which XXXXXXX is the named insured and Seller and XXXXXXX are additional insureds thereunder and (b) any tax credit insurance policies issued with respect to the Transactions on a follow-form basis in excess of the coverage provided under the policy set forth in clause (a) above, and in each case in form and substance reasonably accepted to each Party.
“Tax Credit Loss” has the meaning specified in Section 6(a).
“Third-Party Verification Report” means substantiation of the Emissions Rate in accordance with IRS Notice 2025-10 and the Proposed Treasury Regulations.
“Transaction Documents” means this Agreement and each PTC Sale Confirmation.
“Transactions” means, collectively, the execution and delivery of the Transaction Documents by the parties thereto and the performance of the obligations of such parties thereunder.

“Transfer Election” has the meaning specified in Section 5(c).
“Transfer Election Statement” means Schedule A to IRS Form 3800 (or any updated, finalized, superseding or successor schedule or form).
“Transfer PTCs” means the Seller PTCs to be sold and purchased pursuant to a PTC Sale Confirmation and the terms and conditions of this Agreement.
“Transportation Fuel” means any fuel (other than electricity or sustainable aviation fuel) that (i) is produced at a Facility, (ii) is suitable for use as a fuel in a highway vehicle, (iii) is not derived from coprocessing an Applicable Material (or materials derived from an Applicable Material) with a non-biomass feedstock, (iv) is not produced from a fuel for which a credit under Section 45Z of the Code is allowable, and (v) has an Emissions Rate not greater than fifty (50) kilograms of CO₂e per mmBTU, as described in Section 45Z(d)(5)(A) of the Code and Proposed Treasury Regulations Section 1.45Z-1(b)(34).
“Treasury” means the U.S. Department of Treasury.
“U.S.” means the United States of America.
“Uniform Commercial Code” means the Uniform Commercial Code as in effect in New York; provided, that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any relevant security interest is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, such term shall mean the Uniform Commercial Code as in effect in such other jurisdiction.
“Unrelated Person” means a Person not related to Seller (i) with respect to any Buyer, within the meaning of Section 267(b) or Section 707(b)(1) of the Code, and (ii) with respect to an Offtaker, within the meaning of Section 45Z(f)(3) of the Code.
“Unwinding Event” means any Change in Tax Law or Proposed Change in Tax Law that, in each case, limits, restricts, reduces, or disallows any portion of the Transfer PTCs or Seller’s ability to transfer the Transfer PTCs as contemplated hereby, or the ability of Seller to qualify for, or of any Buyer to claim or utilize any portion of the Transfer PTCs; provided, that “Unwinding Event” shall exclude any such Change in Tax Law or such Proposed Change in Tax Law that affects a Buyer’s ability to realize actual tax savings from the Transfer PTCs due to a lack of federal income Tax liability or other Buyer tax attributes (including as a result of the imposition of any minimum tax).
“Unwinding Payment” has the meaning specified in Section 2(i).
“Verified Initial Funding Amount” has the meaning specified in Section 2(f).
(b)Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement (including this Agreement), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or other modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s permitted successors and permitted assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, and (vi) any reference to any Applicable Law shall, unless otherwise specified, refer to such Applicable Law as amended, modified or supplemented from time to time and shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, interpreting or administering such Applicable Law. The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
Section 2PTC Notices and PTC Sale Confirmations.
(a)PTC Notices
. Subject to Section 2(f), no later than ten (10) Business Days prior to each proposed Confirmation Date, the Seller will provide each Buyer with a written notice (each, a “PTC Notice”) that sets forth (x) in the case of the Initial Funding, the Seller PTCs actually generated during the first and second calendar quarters of 2026 by one or more Facilities, including the calculations of such Seller PTCs based on the actual volumes produced and sold and the emissions rate score, and (y) for the Final Funding, the Seller PTCs actually generated during the third and fourth calendar quarters of 2026 by one or more Facilities (the “Available PTCs”); provided, that no PTC Notice (other than with respect to the Final Funding) shall be delivered for an amount of Available PTCs of less than $50,000,000 (the “PTC Floor”).
(b)Maximum PTC Amount
. Subject to the terms of this Agreement, the Seller shall sell, and the Buyers shall purchase, an amount of Seller PTCs not to exceed $325,000,000 (the “Maximum PTC Amount”).
(c)Minimum PTC Amount
. If, after the Final Funding (or, if applicable, the termination of this Agreement pursuant to Section 7(n)), the aggregate amount of Transfer PTCs purchased by the Buyers is less than $250,000,000 of Seller PTCs (the “Minimum Commitment Amount”), the Seller shall pay to each Buyer, pro rata to the Transfer PTCs acquired by such Buyer, a fee of $0.03 per dollar of the difference between the Minimum Commitment Amount and the amount so purchased (the “Minimum Commitment Amount Fee”).
(d)PTC Sale Confirmations. Any agreement between the Parties with respect to any sale and purchase of Available PTCs will be set forth in a confirmation agreement signed and delivered by each Buyer and the Seller in the form attached hereto as Exhibit 1 (with respect to the Initial Funding) or Exhibit 2 (with respect to the Final Funding) (each, a “PTC Sale Confirmation”), and such sale and purchase will otherwise be governed by the terms and conditions of this Agreement. With respect to the Initial Funding, XXXXXX will acquire 100% of Available PTCs under such PTC Sale Confirmation. With respect to the Final Funding, if the Available PTCs (x) exceed $5,000,000, XXXXXXX will acquire $5,000,000 of such Available PTCs and XXXXXXX will acquire the remainder, and (y) are equal to or less than $5,000,000, XXXXXXX will acquire 100% of such Available PTCs; in each case, unless a different allocation is agreed between the Buyers as set forth in the applicable PTC Sale Confirmation. For the avoidance of doubt, except as provided in Section 2(e) below, neither the Seller nor the Buyers shall have any obligation to enter into, execute or deliver any PTC Sale Confirmation for any Available PTCs in excess of the Maximum PTC Amount (“Excess PTCs”), or to agree to any particular terms or conditions in any such PTC Sale Confirmation.
(e)Excess PTCs.
If the Seller or any of its Affiliates (i) proposes to sell to any third-party (or any one of the Buyers) any Excess PTCs for any amount exceeding the Maximum PTC Amount, whether in a single transaction or in a series of related transactions (the “ROFR Amount”), or (ii) receives an offer from any third-party (or any one of the Buyers) to purchase any ROFR Amount, the Seller shall first offer to sell such ROFR Amount to the Buyers by providing each Buyer with a PTC Notice that includes the proposed material terms and conditions of such proposed purchase and sale (which shall be substantially the same terms offered herein). Any Excess PTCs offered to the Buyers shall not be offered to any third-party or such Buyer for a ten (10)-day period after the delivery of the applicable PTC Notice to the Buyers (the “ROFR Period”). In the event the ROFR Amount totals $30,000,000 or less, each Buyer may elect (but shall have no obligation) to acquire, pro rata to the amount of Available PTCs actually acquired by such Buyer (such Buyer’s “Pro Rata Share”), all of such ROFR Amount directly or through one or more Affiliates. In the event the ROFR Amount totals greater than $30,000,000, each Buyer may elect (but shall have no obligation) to acquire all of its Pro Rata Share of the first $30,000,000 of the ROFR Amount and may choose, in such Buyer’s sole discretion, to acquire all or any part, up to its Pro Rata Share, of the portion of the ROFR Amount exceeding $30,000,000, directly or through one or more Affiliates. For the avoidance of doubt, neither Buyer shall be obligated to find a third-party buyer for such Excess PTCs to the extent Buyer or its Affiliates do not elect to purchase such Excess PTCs. If any Buyer decides not to acquire all or any portion of its Pro Rata Share of the ROFR Amount, the other Buyer shall have an additional ten (10)-day period to acquire all of the Excess PTCs not acquired by the other Buyer. If the Buyers elect not to purchase such ROFR Amount within the ROFR Period, the Seller shall thereafter be free to sell such ROFR Amount to any third-party. Except as otherwise provided herein, none of this Agreement, the delivery of a PTC Notice, or any discussions or negotiations between the Parties will prohibit, restrict, or limit (i) the Seller’s right to market or sell any Excess PTCs to any third party, or (ii) any Buyer’s right to purchase tax credits (including PTCs) from any third party.
(f)True-Up Payment. The Seller shall provide each Buyer, together with the PTC Notice for the Final Funding, a reasonably satisfactory determination of the final aggregate amount of Seller PTCs actually generated during the first and second calendar quarters of 2026 and available for transfer under this Agreement, with respect to the Initial Funding (the “Verified Initial Funding Amount”), which determination shall be delivered together with a Regenerative Agricultural Verification Report (if applicable), Final PWA Report and a Final Third-Party

Verification Report, and otherwise shall be substantially consistent with such reports as delivered on the Initial Funding Confirmation Date. Each Buyer shall have ten (10) Business Days after Seller provides such determination to review such determination and confirm whether it is reasonably satisfactory to such Buyer. In case such determination is not reasonably satisfactory to any Buyer, Buyer shall identify, in writing, the unsatisfactory portions and Seller shall provide such Buyer with an updated Regenerative Agricultural Verification Report, Final PWA Report, and/or Final Third-Party Verification Report, at Seller’s expense, substantiating such determination that is reasonably satisfactory to such Buyer within ten (10) Business Days, and the Confirmation Date for the Final Funding shall not occur prior to the expiration of the latter of such ten (10)-Business Day periods, as applicable. On the Confirmation Date for the Final Funding, (A) in case the Verified Initial Funding Amount is less than the amount of Available PTCs included in the PTC Notice for the Initial Funding, (x) the amount otherwise payable by each Buyer at the Final Funding shall be reduced by the applicable amount of the Purchase Price paid by such Buyer at the Initial Funding for Seller PTCs in excess of the Verified Initial Funding Amount, pro rata to the amount of Available PTCs actually acquired by such Buyer at the Initial Funding, plus interest on such amount calculated at a rate per annum equal to the large corporate underpayment (LCU) rate published by the IRS for the applicable year, on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed in the period from the payment by the applicable Buyer at the Initial Funding until the Confirmation Date for the Final Funding (the “True-Up Payment”); provided, that to the extent any True-Up Payment exceeds the Purchase Price otherwise payable by such Buyer at the Final Funding, the Seller shall pay such excess to such Buyer on the Confirmation Date for the Final Funding, and (y) XXXXXXX shall cause XXXXXX and XXXXXXX to return to the Seller on the Confirmation Date for the Final Funding (including by netting against any Structuring Fees then payable) the portion of the Structuring Fees attributable to the Seller PTCs in excess of the Verified Initial Funding Amount. Any True-Up Payment shall be in addition to any Minimum Commitment Amount Fee owed pursuant to Section 2(c); and (B) in case the Verified Initial Funding Amount is greater than the amount of Available PTCs included in the PTC Notice for the Initial Funding (such exceeding amount, the “Additional Seller PTCs”), (x) each Buyer shall have the option, but not the obligation (the “Purchase Option”), to acquire the Additional Seller PTCs at the Final Funding, in which case the amount otherwise payable by such Buyer at the Final Funding shall be increased by the applicable Purchase Price for such Additional Seller PTCs, pro rata to the amount of Available PTCs actually acquired by such Buyer at the Initial Funding, and (y) the Seller shall pay the Structuring Fee as provided in Section 2(h) with respect to any Additional Seller PTCs acquired by any Buyer. If any Buyer decides not to exercise its Purchase Option, the other Buyer may elect, prior to the Confirmation Date for the Final Funding, to acquire all or any portion of the Additional Seller PTCs not acquired by the other Buyer. Any Additional Seller PTCs not acquired by the Buyers pursuant to their Purchase Options shall not be included in the Buyers’ applicable Transfer Election Statements and shall be deemed the property of Seller. Notwithstanding the foregoing, if the Confirmation Date for the Final Funding has not occurred on or before the date this Agreement is terminated pursuant to Section 7(n), the Seller shall, within ten (10) Business Days thereafter, pay each Buyer in cash any True-Up Payment (with interest calculated through the date of payment), and XXXXXXX shall cause XXXXXXX and XXXXXXX to return the applicable portion of the Structuring Fees.
(g)Payments. Subject to Seller’s representations in Section 2 of the applicable PTC Sale Confirmation being true and correct as described therein and such Buyer’s receipt of the Seller deliverables described in Section 3 of the PTC Sale Confirmation, in each case, to the reasonable satisfaction of such Buyer, such Buyer shall pay the Seller the Purchase Price for any Transfer PTCs on the Confirmation Date with respect to such Transfer PTCs (or as otherwise agreed in the PTC Sale Confirmation).
(h)Structuring Fees . On each Confirmation Date (or as otherwise agreed in the applicable PTC Sale Confirmation), the Seller shall pay, or cause to be paid, a structuring fee

(the “Structuring Fee”) per Transfer PTC as set forth in that certain Side Letter (the “Side Letter”), dated as of the date hereof, by and among the Seller, Buyers, XXXXXXXXXXXX (“XXXXX”) and XXXXXXXXXXX (“XXXXX”). The Structuring Fee shall be due and payable in full on the applicable Confirmation Date. The Structuring Fee shall be (i) paid in U.S. Dollars in immediately available funds, without set-off, deduction or counterclaim, free and clear of, and without deduction by reason of, any and all present or future applicable taxes, levies, imposts, stamp or other duties, charges, fees or withholdings, and all liabilities with respect thereto and (ii) in addition to the reimbursement of any other expenses or amounts that Seller is required to reimburse or pay pursuant to this Agreement and the other Transaction Documents. Once paid, the Structuring Fee shall not be refundable, except as expressly provided in Section 2(f) and Section 2(i).
(i)Unwinding Event. Upon the occurrence of an Unwinding Event prior to the earlier of the filing by the Seller of its federal income tax return or the filing by the applicable Buyer of its federal income tax return, in each case including the Transfer PTCs, whichever occurs first, such affected Buyer shall provide written notice to the other Parties of such Unwinding Event. Upon receipt of such Unwinding Event notice, the Seller shall promptly, and in any event within thirty (30) days after receipt of such notice, return to such Buyer the portion of the Purchase Price attributable to the portion of the affected Transfer PTCs plus interest accrued (from the applicable Confirmation Date until the date of such return) on such portion of the Purchase Price at a rate equal to the large corporate underpayment (LCU) rate published by the IRS for the applicable year (the “Unwinding Payment”) and XXXXX and XXXXXXX shall promptly return to the Seller the portion of the Structuring Fees associated with the portion of the affected Transfer PTCs. Upon receipt of the Unwinding Payment, all of the applicable Buyer’s and Seller’s rights and obligations with respect to the affected Transfer PTCs will be terminated. Such termination shall not apply to any Transfer PTCs that are not affected by the Unwinding Event. Such Buyer’s sole remedy with respect to an Unwinding Event shall be the receipt of the Unwinding Payment.
Section 3Conditions Precedent.
(a)Effective Date Deliverables by the Seller. On the Effective Date, the Seller shall have delivered to each Buyer the following, each in form and substance reasonably satisfactory to each Buyer:
(i)a counterpart of this Agreement, duly executed by an officer or other authorized representative of the Seller;
(ii)a duly completed IRS Form W-9 (or equivalent) from the Seller and all such other documentation and information requested by any Buyer that are necessary for such Buyer to identify the Seller in accordance with the requirements of the USA PATRIOT Act of 2001 and applicable “know your customer” rules and regulations and Anti-Corruption Laws;
(iii)a certificate, dated as of the Effective Date, signed by the Secretary or other officer of the Seller, to which is attached (A) the names and signatures of the officers and representatives of the Seller authorized to execute this Agreement, (B) copies of the organizational documents of the Seller, (C) copies of resolutions or other authorizations of the Seller, certified as being in full force and effect, authorizing the execution, delivery and performance of this Agreement by the Seller, and (D) a good standing certificate for the Seller in its jurisdiction of organization, dated not more than ten (10) Business Days prior to the Effective Date;
(iv)with respect to each Facility, either (A) the correct and complete Pre-Filing Registration that has been filed with the IRS or (B) the registration number issued by the IRS with respect thereto; and

(v)(A) financial statements, prepared in accordance with GAAP, of the Seller (audited, if audited financial statements of the Seller are prepared, and otherwise unaudited), for the fiscal year ending December 31, 2025, and (B) unaudited financial statements, prepared in accordance with GAAP, of the Seller for the fiscal quarter most recently available.
(b)Effective Date Deliverables by the Buyer. On the Effective Date, each Buyer shall have delivered to the Seller the following, each in form and substance reasonably satisfactory to the Seller:
(i)a counterpart of this Agreement, duly executed by an officer or other authorized representative of such Buyer.
(ii)a certificate, dated as of the Effective Date, signed by the Secretary or other officer of such Buyer, to which is attached (A) the names and signatures of the officers and representatives of such Buyer authorized to execute this Agreement and the other documents relating thereto, (B) copies of the certificate of incorporation of such Buyer, and (C) a good standing certificate for such Buyer in its jurisdiction of organization, dated not more than ten (10) Business Days prior to the Effective Date.
(iii)the most recent audited financial statements of XXXXXXX and Guarantor, as applicable, in form and substance reasonably satisfactory to Seller.
(c)Other Conditions Precedent. On the Effective Date:
(i)each Buyer shall have received all necessary internal credit and management approvals with respect to the purchase of the Seller PTCs;
(ii)no Unwinding Event shall have occurred;
(iii)no Condemnation Event shall have occurred, be pending, or threatened in writing, that is material to the ownership or operation of any Facility or the sale of low-carbon ethanol therefrom, and no unrepaired Casualty Event shall exist that is material to the ownership or operation of any Facility or the sale of low-carbon ethanol therefrom unless, in the opinion of an independent engineer reasonably acceptable to the Buyers, such Casualty Event is capable of repair in a time frame that is reasonably satisfactory to the Buyers; and
(iv)no Material Adverse Effect shall have occurred and be continuing with respect to any Buyer, the Seller, or any Project Company (including any Facility).
(d)Initial Funding Confirmation Date Conditions Precedent. On or before the Initial Funding Confirmation Date, in addition to the execution and delivery of the first PTC Sale Confirmation and the delivery of the deliverables set forth therein, and as a condition to the Buyer’s obligations under such PTC Sale Confirmation:
(i)Seller shall deliver evidence that the Tax Credit Insurance Policy has been bound at a mutually agreeable amount, which shall be in full force and effect as of the Initial Funding Confirmation Date, subject only to the conditions stated in each binder agreement pursuant to which the Tax Credit Insurance Policy is to be issued, and evidence that all insurance premiums and other insurance fees and taxes, as applicable, payable thereunder as of the Initial Funding Confirmation Date have been paid.
(e)Final Funding Confirmation Date Conditions Precedent. On the Final Funding Confirmation Date, each of the conditions precedent set forth in Section 3 of the PTC Sale

Confirmation attached as Exhibit 2 shall have been satisfied to the reasonable satisfaction of, or waived by, the Party to which benefit such condition inures.
Section 4Representations and Warranties.
(a)Mutual Representations and Warranties of the Parties. Each Buyer and the Seller represent and warrant, as to itself (except as otherwise provided below), to each other Party on and as of the Effective Date, each Confirmation Date and each Purchase Option Payment Date as follows:
(i)Organization and Authority. Such Party is a limited liability company, partnership or corporation, as the case may be, duly organized, validly existing and in good standing under the laws of the State of such Party’s organization or incorporation, as the case may be, and such Party has all requisite limited liability, partnership or corporate, as the case may be, power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.
(ii)Authorization and Execution. Each Transaction Document to which such Party is a party has been duly and validly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by each other party thereto) constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors as well as to general principles of equity whether considered at law or in equity.
(iii)No Violation. Neither the execution and delivery of this Agreement nor any other Transaction Document by such Party nor the performance of such Party’s obligations hereunder or thereunder will (A) conflict with, or result in a breach of, any provision of the organizational documents of such Party, (B) violate or conflict with (or give rise to any right of termination, cancellation or acceleration under) any of the terms, conditions or provisions of any material contract or other material instrument, agreement or obligation to which such Party is a party or by which such Party or such Party’s assets are bound or (C) violate any Applicable Law or any license, franchise, permit or other authorization applicable to or affecting such Party or any of its assets, except for any of the foregoing that would not reasonably be expected to have a Material Adverse Effect on such Party.
(iv)No Consents. All third-party consents, approvals and filings, including Governmental Approvals, required to be obtained or made by such Party to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.
(v)Legal Proceedings. There are no pending or, to the Knowledge of such Party, threatened in writing, disputes, governmental investigations, audits, suits, actions (including non-judicial real or personal property foreclosure actions), arbitrations, legal, administrative or other proceedings of any nature, domestic or foreign, criminal or civil, at law or in equity, by or against such Party that (A) disputes the enforceability or validity of this Agreement or any other Transaction Document or (B) could reasonably be expected to have a Material Adverse Effect on such Party.
(vi)Bankruptcy. No voluntary actions or, to the Knowledge of such Party, involuntary actions are pending or threatened against such Party (and, with respect to this representation and warranty made by the Seller, no such actions are pending or threatened against any Seller Party) under the insolvency or bankruptcy laws of the U.S. or any other jurisdiction.
(vii)Related Party. To the Knowledge of such Party, each Buyer is an Unrelated Person with respect to the Seller.
(viii)Sanctions; Foreign Assets Control Regulations. The purchase and sale of the Transfer PTCs by each Buyer (with respect to the representations and warranties made by such Buyer) and the Seller (with respect to the representations and warranties made by the Seller) does not violate any Sanctions. Neither such Buyer (with respect to the representations made by such Buyer) nor the Seller (with respect to the representations made by the Seller) (A) is a Sanctioned Person or otherwise a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or otherwise a Sanctioned Person, (B) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person, (C) violated nor is in violation of Sanctions, and (D) does business in or with, or derives any of its operating income from investments in or transactions with, any Sanctioned Country or Sanctioned Person.
(ix)Transfer Election Statement Representations. The representations required to be made by such Party in the Transfer Election Statements are reasonably expected to be true as of the date such Transfer Election Statements are required to be filed by such Party with the IRS.
(x)No Other Agreements. Other than this Agreement and the Side Letter, there are no side letters, arrangements, understandings or other agreements, whether written or oral, between the Seller, on the one hand, and either Buyer, on the other hand, relating to this Agreement or the Transfer PTCs that are not superseded by this Agreement pursuant to Section 7(c).
(b)Representations and Warranties of the Buyers. To induce the Seller to enter into this Agreement and to consummate the Transactions, each Buyer (only as to itself and not with respect to the other Buyer) represents and warrants to the Seller on and as of the Effective Date, each Confirmation Date and each Purchase Option Payment Date:
(i)Taxable Year. (A) XXXXXXX has elected the fiscal year ending December 31 as its taxable year for U.S. federal income Tax purposes; (B) XXXXXX has a 52-53 week fiscal year ending on the last Saturday in December, as permitted under Section 441(f) of the Code, and, for purposes of this Agreement, shall be treated as having a taxable year ending on December 31, 2026 pursuant to Treasury Regulation Section 1.6418-2(f)(1)(ii).
(ii)Purchase Price. On each Confirmation Date, such Buyer will have sufficient cash on hand or access to other sources of immediately available funds to enable it to make the payment of the Purchase Price on such Confirmation Date under the applicable PTC Sale Confirmation and to consummate the purchase of the Transfer PTCs thereunder.
(iii)Source of Funds. No funds used for the payment of the Purchase Price in whole or in part will be derived from any unlawful activity. Such Buyer is in compliance with, and does not engage in any dealings or transactions prohibited by, any Sanctions laws of the U.S.

(iv)Material Adverse Effect. No Material Adverse Effect has occurred and is continuing with respect to such Buyer.
(v)Acquisition Risk. Such Buyer is knowledgeable and experienced with respect to the financial, tax, and business aspects of acquiring tax credits and is capable of evaluating the risks and merits of purchasing the Transfer PTCs. In making a decision to proceed with the Transactions, such Buyer has not relied on any representations, warranties, or agreements other than those set forth in the Transaction Documents. Such Buyer has either consulted its own attorney and accountant about the proposed purchase of the Transfer PTCs and their suitability for such Buyer or chosen not to do so.
(vi)Specified Foreign Entity. Such Buyer is not a “Specified Foreign Entity” as defined in Section 7701(a)(51)(B) of the Code.
(vii)Transfer Purpose. Such Buyer is entering into this Agreement and engaging in the Transactions therein in a manner consistent with Section 6418 of the Code and the applicable Treasury Regulations promulgated thereunder (and, for the avoidance of doubt, not for the principal purpose of avoiding any federal tax liability beyond the intent of Section 6418 of the Code within the meaning of Treasury Regulations Section 1.6418-2(e)(4)).
(c)Representations and Warranties of the Seller. To induce each Buyer to enter into this Agreement and to consummate the Transactions, the Seller represents and warrants to each Buyer on and as of the Effective Date, each Confirmation Date and each Purchase Option Payment Date:
(i)Taxable Year. The Seller has elected the calendar year ending December 31 as its taxable year for U.S. federal income Tax purposes.
(ii)Sanctions; Anti-Money Laundering Laws. Each Seller Party is in compliance with, and does not engage in any dealings or transactions prohibited by, any Sanctions laws of the U.S. Each Seller Party has taken reasonable measures appropriate to the circumstances (and in any event as required by Applicable Law) with respect to each holder of an interest in such Person, to assure that funds invested by such holder in such Person are derived from legal sources in accordance with Anti-Money Laundering Laws.
(iii)Information Provided. The information set forth in Schedule 1 is true and correct. The factual information pertaining to the Seller Parties furnished in writing by or on behalf of the Seller Parties to any Buyer or the preparers of each PWA Report, Final PWA Report, Third-Party Verification Report, Regenerative Agricultural Verification Report (if applicable) and Final Third-Party Verification Report (including items furnished in electronic form or contained in the data room made available to the Buyers and any responses provided in response to due diligence questions), including the financial statements of the Seller, when taken as a whole, do not contain as of the date made or furnished any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein not misleading in any material respect; provided, that no representation or warranty is made with regard to (x) projections by or on behalf of the Seller or any of its Affiliates, or (y) the Tax consequences to any Buyer and its Affiliates of acquiring the Transfer PTCs, other than, in each case, the representations, warranties, and covenants made by the Seller in this Agreement and in any PTC Sale Confirmation (including in each case the applicable schedules and exhibits).
(iv)Ownership; Title.

(A)As of the date each Facility was Placed in Service and thereafter until the applicable Confirmation Date, the Seller owned 100% of the Facility for U.S. federal income Tax purposes.
(B)Except for the Buyers’ rights under this Agreement and any PTC Sale Confirmation, no Person has the right to acquire an ownership interest in the Transfer PTCs.
(C)The ownership information set forth in Schedule 1 with respect to the Seller’s ownership of each Project Company is true and correct.
(v)Tax Classification. Seller is, and at all times since its formation has been, a corporation for U.S. federal income tax purposes, and no election has been or will be filed with respect to Seller during its taxable year ending December 31, 2026 so as to cause it to be treated as a partnership for U.S. federal income tax purposes during such taxable year. Each Project Company is, and at all times since its formation has been, disregarded as an entity separate from the Seller for U.S. federal income tax purposes.
(vi)Tax Credit Eligibility.
(A)The Seller is an “eligible taxpayer” within the meaning of Section 6418(f)(2) of the Code, and the Transfer PTCs generated or to be generated by each Facility are or will be “eligible credits” within the meaning of Section 6418(f)(1)(A)(viii) of the Code.
(B)The Seller would be entitled to claim the Transfer PTCs generated or to be generated by the Facilities on its U.S. federal income Tax return in at least the amount transferred pursuant to any PTC Sale Confirmation if Seller did not or does not make each Transfer Election with respect to the Transfer PTCs.
(C)No Seller Party has directly or indirectly transferred, agreed to transfer, elected to transfer or made any filing in furtherance of a transfer of the Transfer PTCs generated by any Facility to any Person other than the Buyers.
(D)No portion of the Transfer PTCs was transferred to Seller pursuant to Section 6418 of the Code or carried backward or forward from any taxable year other than the taxable year of the Seller in which the Transfer PTCs were generated.
(E)No Person other than the Seller with respect to each Facility (as set forth in Schedule 1) has claimed a U.S. federal income tax credit under any section of the Code with respect to such Facility that would affect the right or ability of the Seller to be eligible to claim the Transfer PTCs generated or to be generated by such Facility.
(F)No Seller Party has elected to claim or will elect to claim with respect to the applicable taxable year, production tax credits available pursuant to Section 45Q or 45V of the Code, direct pay pursuant to Section 6417 of the Code or any other federal income tax credit in lieu of the Transfer PTCs. No Seller Party has made, or will make for any applicable taxable year, any election under Section 48(a)(15) of the Code with respect to any Facility.
(G)Each Facility constitutes a Qualified Facility within the meaning of Section 45Z(d)(4) of the Code.

(H)Each Facility was Placed in Service for federal income tax purposes before January 1, 2025.
(I)The applicable Seller Parties use each Facility in the trade or business of producing low-carbon ethanol.
(J)[Reserved.]
(K)Seller is entering into this Agreement and engaging in the Transactions therein in a manner consistent with Section 6418 of the Code and the applicable Treasury Regulations promulgated thereunder (and, for the avoidance of doubt, not for the principal purpose of avoiding any federal Tax liability beyond the intent of Section 6418 of the Code within the meaning of Treasury Regulations Section 1.6418-2(e)(4)).
(L)Seller has, with respect to the Facilities (as set forth in Schedule 1), properly completed the Pre-Filing Registration and obtained the registration numbers for the applicable Eligible Credit Property for the applicable taxable year.
(M)Each Project Company has been duly registered under Section 4101 of the Code as a producer of clean fuel at the time of Production, effective as of the date set forth in Schedule 1 for such Project Company, and no Reregistration Event has occurred and is continuing as of such date.
(N)Seller has made good faith efforts to comply with the PWA Requirements as applicable to each Facility and to identify and cure any instances of noncompliance with such requirements.
(O)The Transfer PTCs are attributable solely to Transportation Fuel produced in the United States at a Qualified Facility and sold to an Unrelated Person in a Qualified Sale.
(P)Seller, for any taxable year to which Section 45Z(f)(8)(A) of the Code applies with respect to the Transfer PTCs, (x) is not a “specified foreign entity” within the meaning of Section 7701(a)(51)(B)(i)-(iv) of the Code and (y) is a publicly traded company the securities of which are regularly traded on a national securities exchange registered with the Securities and Exchange Commission for purposes of Section 7701(a)(51)(E)(i)(I) of the Code, and does not meet the additional criteria for a publicly traded company to be treated as a foreign-controlled entity set forth in Section 7701(a)(51)(E)(ii) of the Code.
(Q)To Seller’s Knowledge, the Transfer PTCs are attributable solely to Transportation Fuel exclusively derived from feedstock that was produced or grown in the United States, Mexico, or Canada, as required by Section 45Z(f)(1)(A)(iii) of the Code and Proposed Treasury Regulations Section 1.45Z-4(f)(1), and the Seller Parties have maintained and will continue to maintain records sufficient to substantiate that all feedstock used in the production of such Transportation Fuel was produced or grown in the United States, Mexico, or Canada.
(R)With respect to any Transportation Fuel produced that generates Transfer PTCs, the Seller Parties have maintained and will continue to maintain

Qualified Sale Documentation in its books and records and will make such Qualified Sale Documentation available to any Buyer upon reasonable request.
(S)The Seller owns the Transfer PTCs free and clear of all Liens (other than Liens created pursuant to the Transaction Documents). No Lien exists on any Facility or any assets of the Seller that would adversely affect the right of the Seller to generate, own, or transfer the Transfer PTCs as contemplated by this Agreement.
(vii)Required Governmental Approvals. Except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect on the Transfer PTCs, the applicable Project Company (or any third party authorized by or acting on behalf of such Project Company) has obtained all material Governmental Approvals required to Produce low-carbon ethanol at, and operate, its Facility (as set forth in Schedule 1) and to sell such low-carbon ethanol (collectively, the “Required Governmental Approvals”), and (a) each Required Governmental Approval was validly issued and is in full force and effect, (b) all applicable rehearing or appeal periods with respect to each Required Governmental Approval shall have expired, and are not subject to appeal under administrative procedure, unless the pendency of any appeal cannot reasonably be expected to have a Material Adverse Effect on the Seller, such Project Company, such Facility, its operations or the sale of low-carbon ethanol therefrom, and (c) no Person has filed a material intervention, protest or challenge to the issuance of any Required Governmental Approval that has not been resolved to the reasonable satisfaction of the Buyers.
(viii)Financial Statements. The financial statements of the Seller delivered pursuant to Section 3(a)(v) and Section 5(b)(xi) have been prepared in accordance with GAAP and such financial statements present fairly in all material respects the financial position of such Person, as applicable, as of the end of the applicable period and the results of operations for the period then ended, subject to normal year-end audit adjustments and the absence of footnotes. The Seller has no liabilities that would be required to be disclosed in a balance sheet prepared in accordance with GAAP, except liabilities duly reflected in the financial statements described above.
(ix)Material Adverse Effect. No Material Adverse Effect has occurred and is continuing with respect to any Seller Party. No default has occurred and is continuing under this Agreement that would result in a Material Adverse Effect. Only as of the Initial Funding Confirmation Date, (a) no Condemnation Event has occurred, is pending, or is threatened, that is material to the ownership or operation of any Facility, and (b) no unrepaired Casualty Event exists that is material to the ownership or operation of any Facility.
(x)Insurance. Except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect on the Transfer PTCs, (A) the Seller, each Project Company or an Affiliate thereof maintains property and casualty insurance on each Facility in amounts and with coverages that are adequate and customary for facilities of the type and size of the Facilities, and such insurance policies are in full force and effect, (B) neither Seller nor any Project Company has received any notice from an insurance provider that any insurance policy is not in full force and effect nor has Seller or any Project Company taken any action, or failed to take any action, that would cause a default under or render such insurance unenforceable and (C) all insurance premiums and other insurance fees and taxes, as applicable, due as of such date have been paid, and there are no unpaid claims on any insurance maintained for any Facility.

Section 5Covenants.
(a)Covenants of the Buyers.
(i)Further Transfer of the Transfer PTCs. In accordance with rules under Treasury Regulations Section 1.6418-2(c), no Buyer shall (a) make an election to transfer any of the Transfer PTCs to another Person or (b) revoke any Transfer Election.
(ii)Related Person. Each Buyer shall not, and shall cause its Affiliates to not, take any affirmative action resulting in such Buyer becoming related to Seller within the meaning of Section 267(b) or 707(b)(1) of the Code.
(iii)IRS Audits. If the IRS audits the right of any Buyer to claim, receive or use the Transfer PTCs, or to accept or buy the Transfer PTCs, such Buyer shall promptly notify the Seller upon becoming aware of such audit and provide a reasonably detailed description thereof.
(iv)Reporting and Tax Return Filing. Each Buyer shall comply with all reporting requirements required by the IRS, Treasury, Applicable Law or the relevant Transaction Documents and provide the IRS with any additional information or registration the IRS requires under Section 6418(g)(1) of the Code as a condition to, and prior to, any transfer of such Transfer PTCs for the purpose of preventing duplication, fraud, improper payments or excessive payments. With respect to such Buyer’s U.S. federal income tax return filed with respect to the taxable year in which the applicable Transfer PTCs are eligible to be included, such Buyer shall timely file such tax return and include (A) IRS Form 3800, General Business Credit, which shall include all of the registration numbers of the Eligible Credit Property associated with the Transfer PTCs and (B) the applicable Transfer Election Statement.
(v)Consent to Transfer Election Statements. Upon receipt of the applicable Transfer Election Statement executed by the Seller, each Buyer shall provide written consent with respect to such Transfer Election Statement in accordance with Treasury Regulations Section 1.6418-2(b)(5)(i), provided, that such Transfer Election Statement reflects the comments of such Buyer described in Section 5(b)(vi)(D).
(vi)No Deduction. No Buyer will claim a deduction on its U.S. federal income tax return for any portion of the Purchase Price paid hereunder.
(vii)No Future Sale. No Buyer will (A) sell, transfer, offer for sale, pledge, hypothecate, or otherwise dispose of any of the Transfer PTCs transferred to such Buyer pursuant to any PTC Sale Confirmation and Section 6418 of the Code, or (B) make any election under Section 6418(a) of the Code with respect to any such Transfer PTCs.
(viii)Eligible Status. No Buyer shall become an entity that is ineligible to be a transferee taxpayer pursuant to Section 6418 of the Code or applicable Treasury Regulations in its taxable year in respect of which the Transfer PTCs are purchased or transferred hereunder.
(ix)Excess Claims. No Buyer shall claim any Transfer PTCs that are in excess of the amount shown on the final Transfer Election Statements furnished by the Seller.
(b)Covenants of the Seller.
(i)Claiming of Transfer PTCs. The Seller shall not (A) claim on its federal income Tax return the benefits of any Transfer PTCs purchased by any Buyer under any PTC Sale Confirmation, or (B) take any position for any purpose inconsistent with the sale and transfer of such Transfer PTCs to such Buyer hereunder.

(ii)Related Person. The Seller shall not, and shall cause its Affiliates to not, take any affirmative action resulting in Seller becoming (i) related to a Buyer within the meaning of Section 267(b) or 707(b)(1) of the Code or (ii) related to any applicable Offtaker within the meaning of Section 45Z(f)(3) of the Code.
(iii)IRS Audits. If the IRS audits the right of Seller to claim or receive the Transfer PTCs, or to sell or transfer the Transfer PTCs as contemplated herein, the Seller shall promptly notify each Buyer upon becoming aware of such audit and provide a reasonably detailed description thereof.
(iv)Notification of Disallowance or Reduction. In the event of a disallowance or reduction of the Transfer PTCs, the Seller shall promptly notify each applicable Buyer in writing, in the form and manner required by the IRS, if any.
(v)Emissions Rate Certification. The Seller shall (A) determine the Emissions Rate of the Transportation Fuel Produced by the Seller for which a Transfer PTC is generated using the 45ZCF-GREET model and substantiate such determination in the Final Third-Party Verification Report in compliance with the emissions rate substantiation safe harbor described in Proposed Treasury Regulations Section 1.45Z-4(g)(2), (B) submit such Final Third-Party Verification Report with IRS Form 7218 in connection with the Seller’s federal income tax return for the taxable year in which the applicable Transfer PTCs are claimed and (C) to the extent applicable, comply with all reporting, recordkeeping and verification requirements for taking regenerative agricultural feedstocks into account in the determination of such Emissions Rate, as may be imposed by Treasury, the IRS, the Department of Agriculture or any other Governmental Authority.
(vi)Reporting Requirements. The Seller shall comply with all reporting requirements required by the IRS, Treasury, Applicable Law or the Transaction Documents (consistent with current and future guidance issued under Section 6418 of the Code) as necessary to effectuate the transfer of the Transfer PTCs. With respect to the Seller’s U.S. federal income tax return filed with respect to the taxable year in which Transfer PTCs are generated, the Seller shall include (A) a properly completed IRS Form 7218 with respect to the applicable Transfer PTCs, (B) IRS Form 3800, General Business Credit, which shall include all of the registration numbers of the Eligible Credit Property associated with such Transfer PTCs, (C) a statement attached to IRS Form 3800 that shows the amount of such Transfer PTCs for each applicable Eligible Credit Property, (D) each applicable Transfer Election Statement (provided, that prior to submission of such Transfer Election Statement, the Seller shall provide each Buyer with a draft of such Transfer Election Statement, such Buyer shall review and provide the Seller with any comments to such Transfer Election Statement within ten (10) days of such Buyer’s receipt of such Transfer Election Statement, and the Seller will consider such Buyer’s comments in good faith and update the Transfer Election Statement accordingly), and (E) any other information required by the IRS.
(vii)Pre-Filing Registration. The Seller shall make any required amendment to the Pre-Filing Registration (or, if required, submit a new Pre-Filing Registration) in accordance with Treasury Regulations Section 1.6418-4(c)(4).
(viii)Information and Minimum Documentation. The Seller will promptly provide each Buyer with the “required minimum documentation” (as described in Treasury Regulations Section 1.6418-2(b)(5)(iv)) regarding the Facilities and the Seller PTCs as such Buyer may reasonably request from time to time. Without limiting the generality of the foregoing, the Seller shall provide the IRS and each Buyer, as applicable, with any additional information or registration required by the IRS under Section 6418(g)(1) of the Code as a condition to, and prior to, any transfer of the Transfer PTCs for the purpose of preventing duplication, fraud, improper payments or excessive payments, including the Minimum Documentation.
(ix)Taxable Year Election. The Seller shall not make an election to change its taxable year for U.S. federal income tax purposes without the consent of each Buyer (such consent not to be unreasonably withheld, conditioned or delayed).
(x)Use of Proceeds. The Seller shall not use any part of the proceeds of the Purchase Price: (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of Anti-Corruption Laws; (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the U.S.; or (C) in any manner that would result in the violation of any Sanctions applicable to any Seller Party.
(xi)Financial Statements. The Seller agrees to deliver to each Buyer, beginning with year 2026 and ending with year 2027, (a) on or before April 30 of each year, financial statements, prepared in accordance with GAAP, of the Seller (audited, if audited financial statements of the Seller are prepared, and otherwise unaudited) for the fiscal year ending on the immediately prior December 31, which, in each case, shall be deemed delivered to the extent publicly available, and (b) on or before August 15 of each year, unaudited financial statements of the Seller, prepared in accordance with GAAP, for the fiscal quarter ending on the immediately prior June 30, which shall be deemed delivered to the extent publicly available.
(xii)Payment of Legal Fees. On each Confirmation Date, as applicable, the Seller shall pay, by the wire transfer of immediately available funds, the Structuring Fees and the amount payable to XXXXXXX’s counsel, not to exceed an aggregate sum of $300,000 of the XXXXXXX’s reasonable, out-of-pocket legal expenses incurred in connection with the Initial Funding (as invoiced by Mayer Brown LLP at least three (3) Business Days prior to the Initial Funding). For the Final Funding, each Buyer’s reasonable, out-of-pocket legal expenses, and in the case of XXXXX, advisory expenses, incurred in connection with the Final Funding shall be reimbursed by the Seller, the aggregate amount of which for both Buyers shall not exceed an aggregate sum of $25,000 (as invoiced by each Buyer’s counsel or advisors at least three (3) Business Days prior to the Final Funding); provided, that with respect to the Final Funding, to the extent the aggregate amount of invoices for both Buyers’ counsel or advisors for such funding exceeds $25,000, such reimbursement cap shall be allocated between the Buyers proportionately based on the amount of Transfer PTCs acquired by each such Buyer with respect to such funding. Notwithstanding the foregoing, to the extent any such invoice is submitted fewer than three (3) Business Days prior to the applicable Confirmation Date, the Seller shall pay such invoiced amount within ten (10) Business Days following the date of submission of such invoice.
(xiii)Unwinding Event. The Seller shall promptly provide notice to each Buyer upon becoming aware of an Unwinding Event or any event or circumstance that may reasonably be expected to result in or constitute an Unwinding Event following the passage of time.
(xiv)Final Third-Party Verification Report. Concurrently with the delivery of the PTC Notice for the Final Funding, Seller shall deliver to each Buyer a final Third-

Party Verification Report, substantiating the Emissions Rate of each Facility during the period beginning January 1, 2026 through December 31, 2026 in accordance with IRS Notice 2025-10 and the Proposed Treasury Regulations, including the safe harbor described in Proposed Treasury Regulations Section 1.45Z-4(g)(2) and the certification by a qualified certifier substantially in the form and manner described in Proposed Treasury Regulations Section 1.45Z-5 (the “Final Third-Party Verification Report”).
(xv)Third-Party Verification Report Preparer. The Seller shall not replace, terminate, or otherwise change the qualified certifier engaged to prepare the Third-Party Verification Report or the Final Third-Party Verification Report (which, as of the Effective Date, is Christianson, PLLP) without the prior written consent of the Buyers (such consent not to be unreasonably withheld, conditioned or delayed).
(xvi)Specified Foreign Entity Status. Seller will promptly provide each Buyer with written notice, including a reasonable description, of any event or circumstance that could reasonably be expected to cause Seller’s representations in Section 4(c)(vi)(P)(x) to be untrue.
(xvii)PWA Cure Payments. On or prior to the date Seller files its U.S. federal income tax return for its taxable year ending December 31, 2026, Seller shall cure any noncompliance with the PWA Requirements identified therein (including payment of any penalty amounts).
(xviii)Foreign Controlled Entity Status. Subject to any Applicable Laws applicable to Seller, Seller shall use commercially reasonable efforts to monitor filings made on the Securities and Exchange Commission’s EDGAR system with respect to the Seller’s securities, including Schedules 13D and 13G (and any amendments thereto) and identify whether any beneficial owner is a “specified foreign entity” (without regard to Section 7701(a)(51)(B)(v) of the Code). If based on such monitoring Seller determines that it is reasonably likely to be determined to be a “specified foreign entity” within the meaning of Section 7701(a)(51)(B) of the Code with respect to its 2026 taxable year (after giving effect to Section 7701(a)(51)(E) of the Code), then Seller shall notify each Buyer in writing of such determination within a commercially reasonable time, but no later than the next applicable Confirmation Date.
(xix)Tax Credit Insurance Policy. The Seller shall obtain the Tax Credit Insurance Policy and pay any and all premiums, insurance fees, taxes and broker commissions. The Seller shall (A) promptly notify the applicable Buyer of any material correspondence received from the insurer under the Tax Credit Insurance Policy obtained in accordance with this Agreement, (B) use commercially reasonable efforts to assist the applicable Buyer in its efforts to comply with the terms and conditions of such Tax Credit Insurance Policy, (C) not take any action, or fail to take any action, that could cause any loss of coverage thereunder to any Insured (as defined in such Tax Credit Insurance Policy), and (D) reasonably cooperate with Buyers to eliminate or narrow the conditional exclusions in the Tax Credit Insurance Policy, including by providing, upon a Buyer’s reasonable request, information that is reasonably available to the Seller; provided, however, Seller’s obligations under clause (D) shall be satisfied by such reasonable cooperation, regardless of whether any conditional exclusion is eliminated or narrowed.
(xx)Carbon Capture Communications. The Seller shall promptly provide to each other Party copies of all written communications (including notices, correspondence and other materials) received by the Seller or any of its Affiliates from Tallgrass High Plains Carbon Storage, LLC indicating any facts or circumstances that have an adverse impact on the Emissions Rate of any Facility or Seller PTCs.

(xxi)Quarterly Updates. The Seller shall deliver to each Buyer, (1) for the third calendar quarter of 2026, no later than November 30, 2026 (or, if later, ten (10) Business Days after the Initial Funding Confirmation Date), and (2) for the fourth calendar quarter of 2026, no later than January 15, 2027, a written update (each, a “Quarterly Update”) that (A) updates the Initial Funding Materials and describes in reasonable detail any change to them and its effect, if any, on the amount of Seller PTCs available for transfer with respect to the Initial Funding, and (B) sets forth the Seller PTCs actually generated during such calendar quarter, with supporting calculations and production and sale reports.
(xxii)Material Developments. The Seller shall notify each Buyer in writing promptly, including using commercially reasonable efforts to notify each Buyer within five (5) Business Days, after the Seller becomes aware of any fact, event or circumstance that has had, or could reasonably be expected to have, a material adverse effect on the qualification, calculation or amount of any Seller PTCs, including any change to production or sales volumes, the Emissions Rate, feedstock sourcing, prevailing wage and apprenticeship compliance or any Section 4101 registration, and any related communication from the IRS, the qualified certifier or any insurer under the Tax Credit Insurance Policy. Each such notice shall describe the matter in reasonable detail and include copies of the relevant documentation.
(c)Transfer Election. With respect to the Transfer PTCs, the Seller shall (i) file an election to transfer the Transfer PTCs to the applicable Buyer not later than the due date (including extensions, and as such date may be extended by the IRS or Treasury) for the Tax return of the Seller for the taxable year for which such Transfer PTCs are determined and otherwise in the time and manner required by the IRS or Treasury, Applicable Laws and the relevant Transaction Documents, consistent with current and future guidance issued under Section 6418 of the Code (a “Transfer Election”) and (ii) provide such Buyer with copies of the applicable as-filed Transfer Election (with redactions solely of information that is not relevant to the Transactions if such redactions are deemed necessary or reasonably appropriate by the Seller) and proof of filing of the Tax return no later than ten (10) days after the filing of such tax return. No later than sixty (60) days prior to the filing of the tax return for the applicable taxable year with respect to any Transfer PTCs by or on behalf of the Seller, the Seller shall deliver an executed Transfer Election Statement (and otherwise consistent with, and including the information required by, Treasury Regulations Section 1.6418-2(b)(5) (or any updated, finalized, superseding or successor provision)) with respect to such Transfer PTCs, duly executed by or on behalf of the Seller.
(d)Further Assurances. Subject to the terms and conditions of the Transaction Documents, each Party shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the Transactions. At any time, or from time to time after the Effective Date, each Party shall, at the other Party’s reasonable request, and at the Seller’s sole cost and expense, execute and deliver, and cause its Affiliates to execute and deliver, such instruments of transfer, conveyance, assignment and assumption, in addition to this Agreement and the PTC Sale Confirmations, and take such other actions (including making regulatory or other filings) as any Party may reasonably request in order to further evidence and effectuate the Transactions.
Section 6Seller Indemnification.
(a)Seller Indemnification.
The Seller agrees to indemnify and make whole each Buyer and its Affiliates, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) against (i) any inability of such Buyer to claim, or any reduction, loss, disallowance or denial of, all or any portion of the Transfer PTCs, plus any additional tax imposed on any such Buyer Indemnified Party on account of an excessive credit transfer, additions to Tax, interest and penalties imposed on any such Buyer Indemnified Party in respect thereof (including any penalty under Section 6418(g)(2)(A) of the Code), and any reasonable out-of-pocket legal and accounting fees or expenses incurred in connection with any tax audit or tax controversy with respect to the Transfer PTCs, and (ii) any other losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel or accountants for any such Buyer Indemnified Party, including third-party claims, incurred by or asserted against any such Buyer Indemnified Party arising out of, in connection with, or as a result of any breach of a representation, warranty or covenant of the Seller in this Agreement or any PTC Sale Confirmation (collectively, a “Tax Credit Loss”), other than, in each case, any Tax Credit Loss to the extent resulting or arising solely from any of the following: (A) any sale or disposition of the Transfer PTCs by such Buyer or deemed sale in connection with any assignment by such Buyer of its rights under this Agreement (other than a transfer or assignment between, or to Affiliates of, Buyers permitted under this Agreement), (B) such Buyer’s lack of tax capacity or the inability of such Buyer to utilize the Transfer PTCs due to such Buyer having an insufficient Tax liability or other Buyer tax attributes (including as a result of the imposition of any minimum tax), (C) such Buyer’s classification or any change in such Buyer’s classification, in each case, for U.S. federal income tax purposes, (D) a material breach by such Buyer of any representation or warranty set forth in Section 4(a) or Section 4(b) of this Agreement or any covenant in Section 5(a) in this Agreement, or (E) the gross negligence, willful misconduct or fraud undertaken by any such Buyer Indemnified Party. Each Buyer further acknowledges and agrees that (y) the sole remedy of the Buyer Indemnified Parties for any breach by the Seller of any of its representations, warranties or covenants in this Agreement or in any PTC Sale Confirmation shall be their rights to indemnification under this Section 6, and (z) the sole recourse of the Buyer Indemnified Parties for any indemnification pursuant to or arising from or otherwise with respect to this Agreement or any PTC Sale Confirmation is to the Seller, and not under any circumstance to any of the Seller’s members or Affiliates. Nothing herein shall limit any Buyer Indemnified Party’s rights under any Tax Credit Insurance Policy.
(b)Seller Indemnification for Liens. The Seller agrees to indemnify and hold harmless each Buyer Indemnified Party against any losses, claims, damages, liabilities and related expenses (including reasonable attorneys’ fees), including any resulting reduction, loss, or disallowance of the Transfer PTCs arising out of or in connection with (i) any Liens on or asserted against the Transfer PTCs or (ii) any loan or other obligation secured or purported to be secured by the Transfer PTCs.
(c)Limitations on Liability
. The Seller’s aggregate indemnity obligation to the Buyer Indemnified Parties under Section 6(a) shall not exceed one hundred twenty-five percent (125%) of the face value of the Transfer PTCs actually acquired by any Buyer during the term of this Agreement (the “Indemnity Cap”); provided, however, that the Indemnity Cap shall not apply to (x) any indemnity based on fraud, gross negligence or willful misconduct by any Seller Party or any Affiliate thereof or (y) any third party claims, including, for the avoidance of doubt, any claims under Section 6(b). Notwithstanding anything to the contrary in this Agreement or any PTC Sale Confirmation, the aggregate liability of any Buyer to the Seller for any and all claims arising out of or related to this Agreement shall not exceed the aggregate Purchase Price paid by such Buyer under this

Agreement and all PTC Sale Confirmations. Except in case of fraud, gross negligence or willful misconduct by any Seller Party or any Affiliate thereof, the Seller shall not have any liability under this Agreement or any PTC Sale Confirmation for or in respect of any punitive, consequential, special, incidental, or exemplary damages of any nature, including damages for lost profits or revenues or the loss or use of such profits or revenues, damages to reputation, and damages for lost opportunities, in each case to the extent constituting consequential damages, regardless of whether such claim is based upon contract, warranty, tort (including negligence and strict liability) or other theory of law (but not any such damages to the extent required to be paid by a Buyer Indemnified Party pursuant to a judgment obtained by a third party against any Buyer Indemnified Party for a claim for which the Seller is required to provide an indemnity hereunder); provided, that any Tax Credit Loss for which the Seller is obligated to indemnify any Buyer pursuant to Section 6(a) shall be recoverable as damages subject to the limitations described in the first sentence of this Section 6(c) and shall not constitute excludable punitive, consequential, special, incidental or exemplary damages. Each Buyer Indemnified Party (other than the Buyers) shall be an express third-party beneficiary of this Agreement and any PTC Sale Confirmation for purposes of enforcing its rights pursuant to this Section 6.
(d)After-Tax Basis. For Tax reporting purposes and except as otherwise provided in this Section 6(d), each Party will treat and report indemnification payments paid under any of the provisions of this Section 6 as a nontaxable reimbursement or Purchase Price adjustment, as the case may be; provided, however, the Parties agree that (A) (i) such Buyer’s profit from the purchase of the Transfer PTCs under the Transaction Documents (e.g., if the applicable Buyer paid $X.XX for $1.00 of Transfer PTCs, its profit would have been $X.XX) related to such indemnification payment (including, for the avoidance of doubt, any interest components of the True-Up Payments and any amounts attributable to the Minimum Commitment Amount Fee) and (ii) penalties and interest imposed by the IRS related to the Transfer PTCs shall be grossed up for U.S. federal, state and local income Taxes, using the highest marginal U.S. federal, state and local income Tax rate applicable to corporations provided for in Section 11 of the Code (or such other Applicable Law with respect to state and local taxes) as of the date of the payment and (B) indemnity payments will be grossed up using the highest marginal federal, state and local income Tax rate applicable to corporations provided for in Section 11 of the Code (or such other applicable law with respect to state and local taxes) for corporate federal, state or local income taxes to the extent a nationally-recognized independent tax counsel selected jointly by the Parties advises at least at a more-likely-than-not level that they must be reported by any Buyer as income. In the event that any indemnification payment treated as a nontaxable reimbursement or Purchase Price adjustment is subsequently determined in a Final Determination to be includable as income of the recipient for U.S. federal, state or local income Tax purposes, such indemnification payment shall also be grossed up for such Taxes.
(e)Tax Contests
. Each Buyer shall conduct the defense of any Tax controversy brought by the IRS against such Buyer relating to the Transfer PTCs except to the extent the following clauses (i) through (iv) are, and continue to be, satisfied: (i) the Seller agrees in writing (subject to the Indemnity Cap) to indemnify the applicable Buyer Indemnified Parties for any loss (including the loss of the Transfer PTCs, plus any additions to Tax, interest and penalties imposed on such Buyer Indemnified Parties in respect thereof, plus any gross-up required pursuant to Section 6(d)) arising as a result therefrom, (ii) the Seller can demonstrate to the reasonable satisfaction of the applicable Buyer Indemnified Party the wherewithal of the Seller to pay such indemnity, (iii) such Buyer reasonably determines that Seller can conduct the defense of the Tax controversy in its own name and not in such Buyer’s name and (iv) the applicable Buyer Indemnified Party does not affirmatively waive in writing its right to indemnification pursuant to Section 6(a) with respect to such Transfer PTCs. If clauses (i) through (iv) in the preceding sentence are satisfied, then the Seller, or a representative of the Seller, will conduct the defense of the audit, and any subsequent contest of IRS claims for which the Seller would be obligated to indemnify the Buyer Indemnified Parties, at the Seller’s expense, including the right to control any settlement or other resolution of such audit or contest; provided, that the applicable Buyer Indemnified Party shall have the right to control the defense of such Tax controversy if such Buyer affirmatively waives in writing its right to indemnification pursuant to Section 6(a) with respect to the applicable Transfer PTCs. With respect to any Seller-controlled Tax controversy relating to the Transfer PTCs, the Seller shall keep the applicable Buyer Indemnified Party informed of any developments in such audit or contest to the extent relevant to the Transfer PTCs and allow the applicable Buyer Indemnified Party to participate in such audit or contest by employing counsel of its choosing, at the expense of such Buyer Indemnified Party (unless such expense constitutes a Tax Credit Loss), and such Buyer Indemnified Party shall cooperate with the Seller in connection with such audit or contest. For the avoidance of doubt, with respect to any Seller-controlled Tax controversy brought by the IRS against such Buyer relating to the Transfer PTCs (which, for the avoidance of doubt, any such control by the Seller or a representative of the Seller shall be permitted only to the extent, and only so long as, clauses (i) through (iv) of the first sentence of this Section 6(e) are satisfied), neither the Seller nor any representative of the Seller shall settle any such Tax controversy without such Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, in the event Buyer withholds its consent to a proposed settlement, (x) upon a Final Determination, Seller shall not be responsible to indemnify for any amount in excess of such proposed settlement amount and (y) the continuation of the Tax controversy shall be at Buyer’s sole cost and expense. In the event that such Buyer conducts the defense of any tax controversy relating to the Transfer PTCs in accordance with this Section 6(e), (1) the Seller shall cooperate with such Buyer in connection with such Tax controversy and (2) such Buyer shall not settle, compromise, abandon or appeal such tax controversy without the Seller’s consent (such consent not to be unreasonably withheld, conditioned or delayed); provided, that in no event shall any Buyer be required to pursue any judicial remedy (or otherwise pursue any remedy other than federal administrative remedies) in connection with such Tax controversy. In connection with any such tax controversy or defense or contest thereof, for any matter that is not related to the Transfer PTCs, (y) no Buyer Indemnified Party shall have any right to participate in or control any audit or controversy that is between the IRS and the Seller (or any Affiliate of the Seller) and to which such Buyer Indemnified Party is not a party, and shall have no consent rights over any such audits or controversies or related settlements, and (z) the Seller shall have no right to participate in or control any audit or controversy that is between the IRS and any Buyer (or any applicable Buyer Indemnified Party) and to which the Seller or any Affiliate of the Seller is not a party, and shall have no consent rights over any such audits or controversies or related settlements.
(f)Survival of Representations and Warranties of the Seller. All claims of any Buyer for breaches of any representation or warranty of the Seller in respect of any Transaction under a PTC Sale Confirmation must be made on or prior to the applicable Survival Period End Date.

(g)Survival of Representations and Warranties of the Buyers. All claims of the Seller for breaches of any representation or warranty of any Buyer in respect of any Transaction under a PTC Sale Confirmation must be made on or prior to the applicable Survival Period End Date.
(h)Notice of Claims. If written Notice of a claim for indemnification is given by any Buyer prior to the last day of the applicable survival period (as determined pursuant to Section 6(f)), then the indemnification obligations of the Seller will survive until the final resolution of such claim.
(i)Indemnity Payment. Indemnification payments made pursuant to this Section 6 shall be due in respect of any claim (i) within twenty (20) days after the date on which Seller has been notified by any Buyer of such indemnification claim if such claim is not being contested in accordance with Section 6(e) or (ii) within ten (10) Business Days of a Final Determination if such claim is being contested in accordance with Section 6(e). The Seller (or an Affiliate thereof) may contest any claim asserted by the IRS against Seller for which it is required to indemnify a Buyer, provided (x) there is a reasonable basis for continuing such contest, (y) such claim is contested in good faith by appropriate proceedings, and (z) Seller agrees to keep each applicable Buyer reasonably informed of (1) the status of the contest and (2) Seller’s ability to indemnify such Buyer for any losses arising therefrom.
(j)Specified Credit Portion. For purposes of Treasury Regulations Section 1.6418-1(h), the Parties agree that the “specified credit portion” transferred to each Buyer with respect to each Eligible Credit Property (i.e., each Qualified Facility identified in Schedule 1) shall be an equivalent proportionate share of the eligible credit determined with respect to each such Eligible Credit Property. By way of example, if the Transfer PTCs purchased by a Buyer with respect to an Eligible Credit Property represent sixty percent (60%) of the aggregate Seller PTCs generated by such Eligible Credit Property during the applicable taxable year, then the specified credit portion transferred to such Buyer with respect to such Eligible Credit Property shall equal sixty percent (60%) of the eligible credit determined with respect to such Eligible Credit Property for such taxable year. Each Party shall report the Transfer PTCs on its U.S. federal income tax return consistently with the foregoing allocation. If any ROFR Amount is not purchased by any Buyer hereunder and the Seller PTCs constituting such ROFR Amount are sold by Seller to a third party buyer (provided that any such sale shall be done in accordance with Section 2(e) hereof), the Seller shall use commercially reasonable efforts to ensure that such third party buyer agrees to be bound by the language set forth in this Section 6(j) and shall enforce such obligation as necessary on the Buyers’ behalf.
Section 7Miscellaneous.
(a)Amendments; Waivers. Neither this Agreement nor any PTC Sale Confirmation may be amended or modified except by an instrument in writing signed by each Party. No failure or delay by any Party in exercising any right or power under this Agreement or any PTC Sale Confirmation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties under this Agreement and any PTC Sale Confirmation are cumulative and are not exclusive of any rights or remedies that such Party would otherwise have. No waiver of any provision of this Agreement or any PTC Sale Confirmation or consent to any departure by any Party therefrom shall in any event be effective unless the same shall be in writing and executed by the Parties, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
(b)Notices. All Notices and other communications under this Agreement or any PTC Sale Confirmation shall be in writing and given to the Parties at the addresses set forth on Schedule 2, or at such other address as either Party hereafter may designate to the other in accordance with this Section 7(b). Unless otherwise provided herein, any notice or other communication required or permitted to be given under this Agreement or any PTC Sale Confirmation (a “Notice”), shall be in writing and delivered (i) in person, (ii) by registered or certified U.S. mail with postage prepaid and return receipt requested, (iii) by recognized overnight courier service with charges prepaid or (iv) by email. A Notice or other communication will be deemed delivered on the earliest to occur of (A) its actual receipt when delivered in person, (B) the fifth (5th) Business Day following its deposit in registered or certified U.S. mail, with postage prepaid, and return receipt requested, (C) the second Business Day following its deposit with a recognized overnight courier service, all fees paid, or (D) the date upon which the receiving Party responds to a Notice sent by email confirming that it has received such email, or, if such date of receipt is not a Business Day, the next Business Day following such date; provided, that if the sender of such email Notice does not receive such a response, then that email Notice shall not be deemed delivered unless such Notice is also delivered by one of the methods described in clauses (i) through (iii) of this Section 7(b). Any Notice or other communication received on a day that is not a Business Day or later than 5:00 p.m. (Eastern time) on a Business Day shall be deemed to be received on the next Business Day.
(c)Entire Agreement; No Other Representations. The Transaction Documents embody the entire agreement and understanding of the Parties in respect of the Transactions and supersede all prior agreements, letters of intent, representations, warranties, promises, covenants, arrangements, communications and understandings, oral or written, express or implied, between the Parties with respect to the Transactions. There are no agreements, representations, warranties, promises, covenants, arrangements or understandings between the Parties with respect to the Transactions, other than those expressly set forth or referred to in this Agreement and the PTC Sale Confirmations, if any. The representations and warranties made pursuant to Section 4 and in the PTC Sale Confirmations (including in each case the applicable schedules and exhibits) are the sole representations and warranties of the Parties with respect to the Transactions and any other representations and warranties, implied or otherwise, and any reliance thereon are hereby disclaimed by the Parties.
(d)Counterparts. This Agreement and any PTC Sale Confirmation may be executed and delivered (including by email transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Seller and each Buyer and delivered to each other Party, it being understood that all Parties need not sign the same counterpart. This Agreement and any PTC Sale Confirmation may be executed by signatures delivered by email, and a copy that is executed and delivered by a Party by email (including in .pdf format) will be binding upon that Party to the same extent as a copy containing that Party’s original signature. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with the Transactions shall be deemed to include electronic signatures (e.g., signatures effected through DocuSign), which shall be of the same legal effect, validity or enforceability as a manually executed signature to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(e)GOVERNING LAW. THIS AGREEMENT AND ANY PTC SALE CONFIRMATIONS SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF).
(f)WAIVER OF JURY TRIAL. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR COUNTERCLAIM ARISING IN CONNECTION WITH THIS AGREEMENT AND ANY PTC SALE CONFIRMATIONS.
(g)SUBMISSION TO JURISDICTION. ALL ACTIONS OR PROCEEDINGS BROUGHT AGAINST EITHER PARTY WITH RESPECT TO THIS AGREEMENT, ANY PTC SALE CONFIRMATIONS OR THE TRANSACTIONS MAY ONLY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS,

AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THE TRANSACTIONS. EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY CLAIM OR DEFENSE IN ANY SUCH ACTION OR PROCEEDING BASED ON ANY ALLEGED LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS OR ANY SIMILAR BASIS. EACH PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF ANY COMPLAINT, SUMMONS, NOTICE OR OTHER PROCESS RELATING TO ANY LEGAL ACTION OR PROCEEDING BY DELIVERY THEREOF TO IT BY HAND OR BY MAIL (BUT NOT BY EMAIL) TO THE ADDRESS SET FORTH IN SCHEDULE 2. NOTHING HEREIN SHALL AFFECT THE RIGHT OF EITHER PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.
(h)Severability. If any term or other provision of this Agreement or any PTC Sale Confirmation is invalid, illegal, or incapable of being enforced by any rule of Applicable Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.
(i)Binding Effect; Assignment
. This Agreement and any PTC Sale Confirmation shall be binding upon and, except as provided below, inure solely to the benefit of each Party and their successors and assigns, and nothing in this Agreement or in any PTC Sale Confirmation, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement or such PTC Sale Confirmation; provided, however, that the Buyer Indemnified Parties are intended third-party beneficiaries of Section 6. No Party may assign any or all of its rights and obligations under this Agreement without the prior written consent of each other Party, except that, with prior written notice (the “Assignment Notice”) delivered to the Seller at least ten (10) Business Days prior to the effective date thereof, any Buyer may assign any or all of its rights and obligations under this Agreement, including the right to purchase any Transfer PTCs under any PTC Sale Confirmation, to any Affiliate of such Buyer; provided, however, that such Affiliate has similar or better creditworthiness than such Buyer, or, alternatively, such assigning Buyer provides a guaranty in form and substance reasonably satisfactory to the Seller guaranteeing all obligations of such Affiliate under this Agreement and any applicable PTC Sale Confirmation (a “New Purchaser”).
Subject to the preceding and the following sentences, the Parties understand and agree that this Agreement or such PTC Sale Confirmation, as applicable (and, consequently, any rights, privileges and obligations thereunder), shall be assigned to such New Purchaser and is conditioned solely on (x) a duly executed assignment agreement between such Buyer and such New Purchaser, or (y) such New Purchaser either (as applicable) executing the applicable PTC Sale Confirmation instead of such Buyer or a new Agreement substantially similar to this one that is reasonably satisfactory to the Seller. In the event that any Assignment Notice contemplates that the assignment by such Buyer will occur after the applicable Confirmation Date, the Seller shall use commercially reasonable efforts to coordinate with such Buyer to (1) terminate the applicable PTC Sale Confirmation with respect to such portion of the Transfer PTCs assigned from such Buyer to the New Purchaser and (2) refund the relevant Purchase Price to such Buyer concurrently with, or promptly after, such New Purchaser’s payment to the Seller of an amount equal to such refunded Purchase Price. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that no assignment of any PTC Sale Confirmation may occur after the Seller has filed its U.S. federal income tax return with respect to the Transfer PTCs transferred thereunder.
(j)Public Announcements. Subject to any requirements of Applicable Law, neither Party shall issue, or permit any of its respective Affiliates to issue, any press release or otherwise make any public statements with respect to this Agreement, any PTC Sale Confirmation, or the Transactions without the prior written consent of the other Party. Subject to any requirements of Applicable Law, each Party will be given the opportunity to review in advance, upon the request of such Party, all information relating to the Transactions that appears in any filing or public announcement made in connection with the Transactions. Except as required by Applicable Laws, no Party shall make any public announcements concerning this Agreement or the Transactions without the prior written consent of the other Party and if any Party shall make any such public announcement as required by Applicable Laws, it shall provide Notice of such announcement to the other Party as soon as reasonably possible.
(k)Confidentiality.
(i)Except to the extent necessary for the exercise of rights and remedies and the performance of its obligations under this Agreement or any PTC Sale Confirmation, each Party receiving Confidential Information (in such capacity, a “Receiving Party”) shall, and shall cause its Affiliates and their respective stockholders, members, subsidiaries and representatives to, hold confidential all information it may have or obtain concerning any other Party (in such capacity, a “Disclosing Party”), the Disclosing Party’s Affiliates, and their respective assets, business, operations or prospects, the Facility, this Agreement or any PTC Sale Confirmation (collectively, “Confidential Information”); provided, that Confidential Information shall not include any information that (A) is already known or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or any of its representatives in breach of this Section 7(k), (B) becomes available to the Receiving Party or any of its representatives on a non-confidential basis, or through a source other than the applicable Disclosing Party or its representatives, and through no willful breach of any Applicable Laws or a knowing breach of any contractual confidentiality obligations, (C) is required or requested to be disclosed by the Receiving Party or any of its Affiliates or their respective stockholders, members, subsidiaries or representatives as a result of any applicable legal requirement or rule or regulation of any stock exchange, the National Association of Insurance Commissioners or other regulatory authority having jurisdiction over the Receiving Party or any of its Affiliates or respective stockholders, members, subsidiaries or representatives, (D) is required or requested by the IRS in connection with any Facility or any PTCs relating thereto, including in connection with a request for any private letter ruling, any determination letter or any audit or (E) is independently developed by the Receiving Party or any of its representatives without use of, or reference to, any Confidential Information of the applicable Disclosing Party; provided, further, that with respect to clause (C) and clause (D) above, if such Confidential Information remains or is reasonably believed to remain generally unavailable to the public, such information will remain Confidential Information in all other respects and for all other purposes. Each Party acknowledges that disclosures pursuant to clause (C) above may be subject to the Freedom of Information Act, 5 U.S.C. Section 552. If any Party becomes compelled by legal or administrative process to disclose any Confidential Information, such Party, to the extent legally permissible, will provide each applicable Disclosing Party with prompt Notice so that such Disclosing Party may seek a protective order or other appropriate remedy or waive compliance with the non-disclosure provisions of this Section 7(k) with respect to the information required to be disclosed. If such protective order or other remedy is not obtained, or the applicable Disclosing Party waives compliance with the non-disclosure provisions of this Section 7(k) with respect to the information required to be disclosed, the Receiving Party will furnish only that portion of such information that it is advised, by opinion of counsel, is legally required to be furnished and will exercise reasonable efforts, at the applicable Disclosing Party’s expense, to obtain reliable assurance that confidential treatment will be accorded such information, including, in the case of disclosures to the IRS described in clause (D) above, to obtain reliable assurance that, to the maximum extent permitted by applicable legal requirements, such information will not be made available for public inspection pursuant to Section 6110 of the Code.
(ii)Except to the extent necessary for the exercise of its rights and remedies and the performance of its obligations under this Agreement and any PTC Sale Confirmation, the Seller and its Affiliates will hold confidential and not disclose directly or indirectly, any of the economic terms particular to this Agreement, including the amount of the Purchase Price or the identity of any Buyer other than with respect to the disclosures of the type described in clauses (A) through (E) in Section 7(k)(i) or in Section 7(k)(iii). The foregoing shall not restrict the Seller (or any Affiliate) from using project data related to the Facility in connection with the development of other renewable energy or other projects by the Seller or any of its Affiliates.
(iii)Notwithstanding anything to the contrary set forth in this Agreement, the Seller, the Buyers and their respective Affiliates shall be permitted to share Confidential Information with their representatives and prospective purchasers, transferees or assignees of the equity interests in, or lenders or prospective lenders to, the Seller; provided, that such Persons agree to keep such information confidential in accordance with the terms of this Section 7(k).
(iv)Nothing contained in this Section 7(k) shall be construed so as to prohibit a Party from using any Confidential Information in connection with (A) any claim against the other Party, (B) any exercise by such Party of any of its rights under this Agreement or any PTC Sale Confirmation (including the ownership, operation and administration of the Seller and the Facility) or (C) a disposition by Seller’s Affiliates of all or a portion of its interest in the Seller; provided, that such potential purchaser shall have entered into a confidentiality agreement with respect to Confidential Information on customary terms used in confidentiality agreements in connection with corporate acquisitions (and in any event no less restrictive than as set forth herein) before any such information may be disclosed.
(v)In addition, each Party hereby acknowledges that the U.S. federal securities laws and applicable European securities laws, among other things, prohibit certain Persons in possession of material, non-public information concerning companies or securities from buying or selling securities issued by those companies or disclosing that material, non-public information to others who buy or sell those securities while in possession of that information (or disclose that information to others who buy or sell). Notwithstanding anything herein to the contrary, the Parties and their respective representatives may disclose to any and all Persons, without limitation of any kind, the U.S. federal income Tax treatment and Tax structure of the Transactions and all materials of any kind (including opinions and other Tax analyses) that are provided to such Party relating to such Tax treatment and Tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, “Tax structure” is limited to facts relevant to the U.S. federal income Tax treatment of the Transactions and does not include information (A) relating to the identity of the Parties, their Affiliates, agents, or advisors or (B) the operation or design of any Facility.
(l)Specific Performance. In the event of a breach by a Party of the provisions of Section 2, Section 7(i), Section 7(j) or Section 7(k), the other Party will have the right to seek specific performance and injunctive relief giving effect to its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies will be cumulative. The Parties agree that any such breach would cause irreparable injury, that the remedies at law for any such breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.
(m)Priority. In the event of any conflict between the terms and conditions of this Agreement and the terms and conditions of any PTC Sale Confirmation, the terms and conditions of the PTC Sale Confirmation shall control.
(n)Termination. Neither Party may terminate this Agreement prior to the end of its term, which shall begin on the Effective Date, and automatically end on the later of (i) October 15, 2027 and (ii) the date on which all the Parties have filed their U.S. federal income tax returns for their respective taxable years ending December 31, 2026 (or, in the case of XXXXX, the taxable year ending on the last Saturday in December 2026). The indemnity obligations, as set forth in Section 6, Section 5 (solely to the extent the obligations thereunder contemplate performance or prohibit actions in each case following the filing of a Party’s applicable U.S. federal income tax returns), any payment obligation that accrued prior to termination, and this Section 7 shall survive the term.
(o)Guarantee. To induce the Seller to enter into this Agreement, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Seller the due and punctual payment and performance of XXXXXX’s obligations under this Agreement in full by XXXXX, including the payment in full and as and when due of all liabilities, present and future, direct and indirect, paid and delivered in accordance with this Agreement (the “Obligations”). This Section 7(o) is a continuing guarantee, and shall apply to all Obligations whenever arising. Any such payments by the Guarantor shall be paid within ten (10) Business Days after receipt by the Guarantor from the Seller of a written demand for such payment(s). The Guarantor shall remain liable as primary obligor for payment of the Obligations.

(i)Notwithstanding any other provision of this Section 7(o) to the contrary, the Guarantor reserves to itself (A) all rights, setoffs, counterclaims, recoupments and other defenses to which XXXXXXX is entitled in accordance with this Agreement (the “Purchaser Defenses”), and the Guarantor shall be entitled to assert any such Purchaser Defense to the same extent that any such Purchaser Defense could be asserted by XXXXXXX in any action brought by Seller to enforce an Obligation against XXXXXXX and (B) all rights and remedies accorded by law to sureties or guarantors based on the defense of the statute of limitations related to the enforceability of this Section 7(o) in any action hereunder or in any action for the payment of any Obligations hereby guaranteed.
(ii)Subject to Section 7(o)(i) of this Agreement, the liability of the Guarantor hereunder shall not be reduced, discharged or impaired or otherwise affected by, and the Guarantor hereby irrevocably waives any defenses to enforcement it may have (now or in the future) by reason of: (A) any lack of power or authority of XXXXXXX to enter into or perform its respective obligations under the Agreement; (B) any common law doctrine that would permit Guarantor to discharge the Obligations due to a change in time, place or manner of payment or performance of, or in any other term of the Obligations, or due to renewal, extension, modification, assignment, amendment, acceleration, compromise, waiver, indulgence, rescission, discharge, surrender, release, or other modification, whether in whole or in part, of the Agreement or the Obligations; (C) any taking, exchange, substitution, release, impairment, amendment, waiver, modification or non-perfection of any collateral or any other guaranty for the Obligations, or any manner of sale, disposition or application of proceeds of any collateral or other assets to all or part of the Obligations; (D) any sale, lease or transfer of any or all of the assets of any Guarantor or XXXXXXX, any change, restructuring or termination of the corporate structure, ownership or existence of the Guarantor or XXXXXXX or in the Guarantor’s relationship to XXXXXXX, or any voluntary or involuntary insolvency, bankruptcy, reorganization or other similar proceeding affecting the Guarantor or XXXXXXX or its respective assets or any resulting restructuring, release or discharge of any Obligations; (E) any failure of the Seller to give any notice or assert any claim or demand or to exercise or enforce any right or remedy under the provisions of the Agreement or otherwise with respect to the Obligations; (F) any demands, diligence, presentment, notices and any other circumstance, act, omission or manner of administering the Agreement; and (G) any other circumstance, act or omission that might in any manner otherwise constitute a common law legal or equitable discharge of the Obligations by Guarantor.
(iii)All reasonable and documented costs and expenses, including, but not limited to, court costs, reasonable attorneys’ fees and expenses and collection costs, incurred by the Seller to lawfully enforce this Section 7(o) in the event of a breach of this Section 7(o) by Guarantor shall be paid or reimbursed to the Seller by the Guarantor no later than ten (10) Business Days following the Seller’s written demand therefor, along with provision of reasonable supporting documentation.
(iv)This Section 7(o) shall terminate upon the earlier of (A) the payment of the Final Funding and (B) the termination of this Agreement pursuant to Section 7(n).

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IN WITNESS WHEREOF, the Seller and each Buyer has executed this Tax Credit Purchase Agreement as of the date first above written.
SELLER:
GREEN PLAINS INC.
By:
Name:
Title:

BUYERS:

XXXXXXXXXXXXXXXXX
By:
Name:
Title:

XXXXXXXXXXXXXXXX
By:
Name:
Title:

GUARANTOR, solely for the limited purposes set forth in Section 7(o):

XXXXXXXXXXXXXXX
By:
Name:
Title:

SCHEDULE 1
organizational Structure; projects

Project Name	Project Company (Jurisdiction of Formation)	Seller’s Ownership Interest in Project Company	Location	Section 4101 Registration Date
Central City	Green Plains Central City LLC (Delaware)	100%	Nebraska	12/03/2024
Wood River	Green Plains Wood River LLC (Delaware)	100%	Nebraska	12/13/2024
York	Green Plains York LLC (Delaware)	100%	Nebraska	12/13/2024
Madison	Green Plains Madison LLC (Delaware)	100%	Illinois	12/13/2024
Mount Vernon	Green Plains Mount Vernon LLC (Delaware)	100%	Indiana	12/13/2024
Otter Tail	Green Plains Otter Tail LLC (Delaware)	100%	Minnesota	12/13/2024
Shenandoah	Green Plains Shenandoah LLC (Delaware)	100%	Iowa	12/13/2024
Superior	Green Plains Superior LLC (Iowa)	100%	Iowa	12/13/2024

This Schedule 1 may be updated from time to time by agreement in writing between the Parties.

SCHEDULE 2
Notice Information for the Parties
Buyer 1:
XXXXXXXXXXXXXXXXXX
c/o XXXXXXXXXXXXXXXX
2121 Rosecrans Ave, Suite 5300, El Segundo, CA 90245
Attn: XXXXXXXX and XXXXXXXXXX
Email: XXXXXXXX@XXXXXXX.com and XXXXXX@XXXXX.com

with a copy, which shall not constitute notice, to:
Mayer Brown LLP
1221 Avenue of the Americas
New York, NY 10020-1001
Attention: Joon Beom Pae and Paul de Bernier
Email: XXXXXXXXX@XXXXX.com; XXXXXXXX@XXXXX.com

Buyer 2:
XXXXXXXXXXXXXXXXX
1550 Mike Fahey St.
Omaha, NE 68102
Attention: General Counsel
Email: XXXXXXXXX@XXXXXXX.com

    with a copy, which shall not constitute notice, to:
Jones Day
680 Atlantic Avenue, Suite 2400
Boston, MA 02110-3439
Attention: Sean Jackowitz and Ashley Gullett
Email: XXXXXXXX@XXXXX.com; XXXXXXXX@XXXXX.com

Seller:
Green Plains Inc.
1811 Aksarben Drive
Omaha, NE 68106
Attention: Ann Reis (CFO) and Allan Williams (Acting General Counsel) Email: XXXXXXXX@XXXXX.com; XXXXXXXX@XXXXX.com

with a copy, which shall not constitute notice, to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Sam Kamyans and Rob Eberhardt
Email: XXXXXXXX@XXXXX.com; XXXXXXXX@XXXXX.com

EXHIBIT 1
Form of Initial Funding PTC Sale Confirmation
Initial Funding PTC Sale Confirmation
This Initial Funding PTC Sale Confirmation (this “Confirmation”), dated as of [__] (the “Confirmation Date”), is entered into by and between [__], a [__] (the “Buyer”)1, and Green Plains Inc., an Iowa corporation (the “Seller”), to confirm certain terms and conditions of the sale and purchase of Transfer PTCs pursuant to that certain Tax Credit Purchase Agreement, dated as of [__], 2026, by and among XXXXXXXXXXXX, XXXXXXXXXXX, XXXXXXXXX and the Seller (the “Agreement”). Except as otherwise herein provided, this Confirmation will be governed by the terms and conditions of the Agreement. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and such Buyer agree as follows:
Section iPurchase and Sale of Transfer PTCs.
(a)Subject to the terms and conditions set forth in the Agreement and this Confirmation, the Seller agrees to transfer and convey to the Buyer, in each case pursuant to Section 6418 of the Code, and the Buyer agrees to purchase the following Seller PTCs for the [__] taxable year (the “Transfer PTCs”):
1 NTD: Each Buyer will have a separate Confirmation pertaining to their respective share of the Transfer PTCs for each funding.

Project Name	Project Company	Production Period	Transportation Fuel Volume	Emissions Rate	Transfer PTCs
Central City	Green Plains Central City LLC				$[●]
Wood River	Green Plains Wood River LLC				$[●]
York	Green Plains York LLC				$[●]
Madison	Green Plains Madison LLC				$[●]
Mount Vernon	Green Plains Mount Vernon LLC				$[●]
Otter Tail	Green Plains Otter Tail LLC				$[●]
Shenandoah	Green Plains Shenandoah LLC				$[●]
Superior	Green Plains Superior LLC				$[●]
Total:	N/A	N/A	N/A	N/A	$[●]

(b)The purchase price for the Transfer PTCs shall be an amount equal to $[__] (the “Purchase Price”), which represents $X.XXX for each $1.00 of the Transfer PTCs. The Buyer shall pay the Seller the Purchase Price on the Confirmation Date in immediately available funds, in U.S. Dollars, by wire transfer to one or more deposit accounts in accordance with wire transfer instructions provided in writing by the Seller to the Buyer at least two (2) Business Days prior to the Confirmation Date.
Section iiRepresentations and Warranties.
(a)Representations and Warranties of the Seller. To induce the Buyer to enter into this Confirmation and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer on and as of the Confirmation Date as follows:
(i)The representations and warranties made by the Seller in the Agreement are true and correct in all material respects as of the Confirmation Date (except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects), as if made on the Confirmation Date, except to the extent such representation or warranty relates solely to an earlier date, in which case it will have been true and correct on the earlier date;
(ii)the Seller has performed, in all material respects, its covenants, agreements and obligations contained in the Agreement required to be performed by it at or before the Confirmation Date;

(iii)the amount of the Transfer PTCs equals not less than the PTC Floor. The Seller has made available to the Buyer the production and sale reports from which the actual amount of Transfer PTCs were calculated, and such reports are complete and correct;
(iv)the Seller has provided to the Buyer [the correct and complete Pre-Filing Registration that has been filed with the IRS / the registration number issued by the IRS] for each Facility that generated the Transfer PTCs;
(v)no final tax return for the 2026 taxable year has been filed by, or on behalf of, Seller; and
(vi)Seller has made good faith efforts to comply with the PWA Requirements as applicable to each Facility that generated the Transfer PTCs and to identify and cure any non-compliance issues discovered during the entirety of the production period in which the Transfer PTCs were generated (as set forth in Section 1(a)).
(b)Representations and Warranties of the Buyer. To induce the Seller to enter into this Confirmation and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller on and as of the Confirmation Date as follows:
(i)The representations and warranties made by the Buyer in the Agreement are true and correct in all material respects as of the Confirmation Date, as if made on the Confirmation Date, except to the extent such representation or warranty relates solely to an earlier date, in which case it will have been true and correct on the earlier date; and
(ii)the Buyer has performed, in all material respects, its covenants, agreements and obligations contained in the Agreement required to be performed by it at or before the Confirmation Date.
Section iiiConfirmation Date Conditions Precedent.
(a)Deliverables by the Seller. On or before the Confirmation Date, the Seller shall have delivered to the Buyer the following, each in form and substance reasonably satisfactory to the Buyer:
(i)a counterpart of this Confirmation, duly executed by an officer or other authorized representative of the Seller;
(ii)payment of the Structuring Fees with respect to the Transfer PTCs, or arrangement to pay such fees with the Purchase Price;
(iii)to the extent not previously delivered or otherwise as reasonably required by the Buyer, a duly completed IRS Form W-9 (or equivalent) from the Seller and all such other documentation and information requested by the Buyer that are necessary for the Buyer to identify the Seller in accordance with the requirements of the USA PATRIOT Act of 2001 and applicable “know your customer” rules and regulations and Anti-Corruption Laws;
(iv)a certificate, dated as of the Confirmation Date, signed by the Secretary or other officer of the Seller, to which is attached (A) the names and signatures of the officers and representatives of the Seller authorized to execute this Confirmation and the other documents relating thereto, (B)

copies of the organizational documents of the Seller, (C) copies of resolutions or other authorizations of the Seller, certified as being in full force and effect, authorizing the execution, delivery and performance of this Agreement by the Seller, and (D) a good standing certificate for the Seller in its jurisdiction of organization, dated not more than ten (10) Business Days prior to the Confirmation Date;
(v)a draft of each Transfer Election Statement with respect to the transactions contemplated by this Confirmation;
(vi)Qualified Sale Documentation;
(vii)information that validates both the legal ownership and the ownership for U.S. federal income tax purposes of the Eligible Credit Property that has generated or will generate the Transfer PTCs;
(viii)a Third-Party Verification Report (and Regenerative Agricultural Verification Report, if applicable) for the Transfer PTCs; and
(ix)a PWA Report supporting PWA compliance for each Facility and, if applicable, evidence that the Seller has made good faith efforts to cure any noncompliance with the PWA Requirements identified therein (including payment of any penalty amounts);
(x)a tax opinion from counsel to Seller, that the Seller is not a “specified foreign entity” as defined in Section 7701(a)(51)(B) of the Code, taking into account any applicable Treasury Regulations, IRS guidance, notices, rulings, revenue procedures, or other administrative pronouncements issued thereunder;
(xi)the Minimum Documentation with respect to the Transfer PTCs; and
(xii)evidence that the Tax Credit Insurance Policy has been bound at a mutually agreeable amount, which shall be in full force and effect as of the Confirmation Date, subject only to the conditions stated in each binder agreement pursuant to which the Tax Credit Insurance Policy is to be issued, and evidence that all insurance premiums and other insurance fees and taxes, as applicable, payable thereunder as of the Confirmation Date have been paid.
(b)Deliverables by the Buyer. On the Confirmation Date, the Buyer shall have delivered to the Seller the following:
(i)a counterpart of this Confirmation, duly executed by an officer or other authorized representative of the Buyer; and
(ii)an invoice from the Buyer’s outside counsel for its fees and expenses incurred through the Confirmation Date in respect of its representation of the Buyer in connection with the transactions contemplated by this Confirmation (without duplication of any other such fees and expenses paid or reimbursed by the Seller).
(c)Other Conditions Precedent. On the Confirmation Date:

(i)the Buyer shall have satisfactorily completed its due diligence of the Facilities, the qualification for PTCs generated therefrom, and the eligibility of Seller to transfer such PTCs to the Buyer under Section 6418 of the Code;
(ii)no Change in Tax Law or Proposed Change in Tax Law shall have occurred that has a material and negative impact on Seller’s ability to transfer the Transfer PTCs or the ability of Seller to qualify for, or of any Buyer to claim or utilize, any portion of the Transfer PTCs unless addressed by amendments to this Agreement mutually acceptable to the Parties negotiating in good faith; provided, however, this condition shall not be deemed unsatisfied solely as a result of a Change in Tax Law or Proposed Change in Tax Law that affects a Buyer’s ability to realize actual tax savings from the Transfer PTCs due to a lack of federal income Tax liability or other Buyer tax attributes (including as a result of the imposition of any minimum tax);
(iii)no material Condemnation Event with respect to any Facility, or other event that could reasonably be expected to affect the availability of the Transfer PTCs expected to be generated in 2026 by any Facility shall have occurred, be pending, or threatened in writing, and no Material Adverse Effect shall have occurred and be continuing with respect to any Buyer or any Seller Party (including any Facility);
(iv)XXXXXXX shall have received an opinion from KPMG LLP or Jones Day in respect of the U.S. federal income tax matters relating to the Transfer PTCs, which is in form and substance reasonably satisfactory to XXXXXXX; and
(v)the Buyer shall have ordered and received results from Uniform Commercial Code lien searches in respect of the Seller of a recent date before the Confirmation Date showing that there are no Liens on the Transfer PTCs.
Section ivAdditional Terms and Conditions.
[NTD: This section to include (a) any provisions necessary to update the transfer provisions and mechanics in this Agreement, and any other applicable provisions of this Agreement to comply with any guidance the IRS or Treasury issued under Section 6418 of the Code, in a manner satisfactory to the Parties, and (b) any other provisions agreed to by the Parties.]
Section vMiscellaneous.
(a)This Confirmation constitutes a “PTC Sale Confirmation” as referred to in, and supplements, forms a part of, and is subject to the Agreement, as amended and supplemented from time to time. All provisions contained in the Agreement govern this Confirmation except as expressly modified herein.
(b)The terms and provisions of Section 7 of the Agreement apply to this Confirmation as if fully set forth herein, mutatis mutandis.
[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Seller and the Buyer have executed this PTC Sale Confirmation as of the date first above written.
SELLER:
GREEN PLAINS INC.
By:
Name:
Title:

BUYER:

[__]
By:
Name:
Title:

EXHIBIT 2
Form of Final Funding PTC Sale Confirmation
Final Funding PTC Sale Confirmation
This Final Funding PTC Sale Confirmation (this “Confirmation”), dated as of [__] (the “Confirmation Date”), is entered into by and between [__], a [__] (the “Buyer”)2, and Green Plains Inc., an Iowa corporation (the “Seller”), to confirm certain terms and conditions of the sale and purchase of Transfer PTCs pursuant to that certain Tax Credit Purchase Agreement, dated as of [__], 2026, by and among XXXXXXXXXXXX, XXXXXXXXXXX, XXXXXXXXXX and the Seller (the “Agreement”). Except as otherwise herein provided, this Confirmation will be governed by the terms and conditions of the Agreement. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Agreement.
NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and such Buyer agree as follows:
Section iPurchase and Sale of Transfer PTCs.
(a)Subject to the terms and conditions set forth in the Agreement and this Confirmation, the Seller agrees to transfer and convey to the Buyer, in each case pursuant to Section 6418 of the Code, and the Buyer agrees to purchase the following Seller PTCs for the [__] taxable year (the “Transfer PTCs”):
2 NTD: Each Buyer will have a separate Confirmation pertaining to their respective share of the Transfer PTCs for each funding.

Project Name	Project Company	Production Period	Transportation Fuel Volume	Emissions Rate	Transfer PTCs
Central City	Green Plains Central City LLC				$[●]
Wood River	Green Plains Wood River LLC				$[●]
York	Green Plains York LLC				$[●]
Madison	Green Plains Madison LLC				$[●]
Mount Vernon	Green Plains Mount Vernon LLC				$[●]
Otter Tail	Green Plains Otter Tail LLC				$[●]
Shenandoah	Green Plains Shenandoah LLC				$[●]
Superior	Green Plains Superior LLC				$[●]
Total:	N/A	N/A	N/A	N/A	$[●]

(b)The purchase price for the Transfer PTCs shall be an amount equal to $[__] (the “Purchase Price”), which represents $X.XXX for each $1.00 of the Transfer PTCs. The Buyer shall pay the Seller the Purchase Price (as reduced or increased pursuant to Section 2(f) of the Agreement) on the Confirmation Date in immediately available funds, in U.S. Dollars, by wire transfer to one or more deposit accounts in accordance with wire transfer instructions provided in writing by the Seller to the Buyer at least two (2) Business Days prior to the Confirmation Date.
Section iiRepresentations and Warranties.
(a)Representations and Warranties of the Seller. To induce the Buyer to enter into this Confirmation and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer on and as of the Confirmation Date as follows:
(i)The representations and warranties made by the Seller in the Agreement are true and correct in all material respects as of the Confirmation Date (except that any representation or warranty that is qualified by materiality or Material Adverse Effect shall be true and correct in all respects), as if made on the Confirmation Date, except to the extent such representation or warranty relates solely to an earlier date, in which case it will have been true and correct on the earlier date;
(ii)the Seller has performed, in all material respects, its covenants, agreements and obligations contained in the Agreement required to be performed by it at or before the Confirmation Date;

(iii)the amount of the Transfer PTCs equals not less than the PTC Floor. The Seller has made available to the Buyer the production and sale reports from which the actual amount of Transfer PTCs were calculated, and such reports are complete and correct;
(iv)the Seller has provided to the Buyer [the correct and complete Pre-Filing Registration that has been filed with the IRS / the registration number issued by the IRS] for each Facility that generated the Transfer PTCs;
(v)no final tax return for the 2026 taxable year has been filed by, or on behalf of, Seller; and
(vi)Seller has made good faith efforts to comply with the PWA Requirements as applicable to each Facility that generated the Transfer PTCs and to identify and cure any non-compliance issues discovered during the entirety of the production period in which the Transfer PTCs were generated (as set forth in Section 1(a)).
(b)Representations and Warranties of the Buyer. To induce the Seller to enter into this Confirmation and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller on and as of the Confirmation Date as follows:
(i)The representations and warranties made by the Buyer in the Agreement are true and correct in all material respects as of the Confirmation Date, as if made on the Confirmation Date, except to the extent such representation or warranty relates solely to an earlier date, in which case it will have been true and correct on the earlier date; and
(ii)the Buyer has performed, in all material respects, its covenants, agreements and obligations contained in the Agreement required to be performed by it at or before the Confirmation Date.
Section iiiConfirmation Date Conditions Precedent.
(a)Deliverables by the Seller. On or before the Confirmation Date, or such other date as specified below, the Seller shall have delivered to the Buyer the following, each in form and substance reasonably satisfactory to the Buyer:
(i)a counterpart of this Confirmation, duly executed by an officer or other authorized representative of the Seller;
(ii)payment of the Structuring Fees with respect to the Transfer PTCs, or arrangement to pay such fees with the Purchase Price;
(iii)to the extent not previously delivered or otherwise as reasonably required by the Buyer, a duly completed IRS Form W-9 (or equivalent) from the Seller and all such other documentation and information requested by the Buyer that are necessary for the Buyer to identify the Seller in accordance with the requirements of the USA PATRIOT Act of 2001 and applicable “know your customer” rules and regulations and Anti-Corruption Laws;
(iv)a certificate, dated as of the Confirmation Date, signed by the Secretary or other officer of the Seller, to which is attached (A) the names and signatures of the officers and representatives of the Seller authorized to execute this Confirmation and the other documents relating thereto, (B)

copies of the organizational documents of the Seller, (C) copies of resolutions or other authorizations of the Seller, certified as being in full force and effect, authorizing the execution, delivery and performance of this Agreement by the Seller, and (D) a good standing certificate for the Seller in its jurisdiction of organization, dated not more than ten (10) Business Days prior to the Confirmation Date;
(v)a draft of each Transfer Election Statement with respect to the transactions contemplated by this Confirmation;
(vi)Qualified Sale Documentation;
(vii)information that validates both the legal ownership and the ownership for U.S. federal income tax purposes of the Eligible Credit Property that has generated or will generate the Transfer PTCs;
(viii)the Minimum Documentation with respect to the Transfer PTCs;
(ix)the Final Third-Party Verification Report (and Regenerative Agricultural Verification Report, if applicable) for the period from January 1, 2026 through December 31, 2026;
(x)the Final PWA Report supporting PWA compliance for each Facility that generated Transfer PTCs and, if applicable, evidence that the Seller has made good faith efforts to cure any noncompliance with the PWA Requirements identified therein (including payment of any penalty amounts);
(xi)the determination of the Verified Initial Funding Amount delivered pursuant to Section 2(f) of the Agreement, together with confirmation that each review period thereunder has expired and any objections of the Buyer have been resolved to the Buyer’s reasonable satisfaction;
(xii)evidence that the Tax Credit Insurance Policy remains in full force and effect as of the Confirmation Date, subject only to the conditions stated in each binder agreement pursuant to which the Tax Credit Insurance Policy is to be issued, and evidence that all insurance premiums and other insurance fees and taxes, as applicable, thereunder have been paid; and
(xiii)each Quarterly Update required under Section 5(b)(xxi).
(b)Deliverables by the Buyer. On the Confirmation Date, the Buyer shall have delivered to the Seller the following:
(i)a counterpart of this Confirmation, duly executed by an officer or other authorized representative of the Buyer; and
(ii)an invoice from the Buyer’s outside counsel for its fees and expenses incurred through the Confirmation Date in respect of its representation of the Buyer in connection with the transactions contemplated by this Confirmation, subject to the cap set forth in Section 5(b)(xii) of the Agreement (without duplication of any other such fees and expenses paid or reimbursed by the Seller).

(c)Other Conditions Precedent. On the Confirmation Date:
(i)The Transaction Documents remain in full force and effect;
(ii)the Tax Credit Insurance Policy bound and issued (subject to mutually acceptable bring-down requirements) on or prior to the Initial Funding Confirmation Date remains in full force and effect;
(iii)the Tax Credit Insurance Policy shall have been bound and issued (and any bring-down items and conditional exclusions with respect thereto addressed in a manner mutually acceptable to the Parties) at a mutually agreeable amount, and shall be in full force and effect as of the Confirmation Date, and all insurance premiums and other insurance fees and taxes, as applicable, thereunder shall have been paid by Seller; provided that this condition shall be deemed satisfied if (A) the Seller shall have used commercially reasonable efforts to cooperate with Solertia Insurance to satisfactorily complete a bringdown pursuant to Clause 19.2 of the Tax Credit Insurance Policy with respect to the Transfer PTCs and (B) either (i) an alternative insurance policy in form and substance that is reasonably acceptable to the Parties has been bound and issued, at Seller’s cost and expense, or (ii) the Purchase Price for the Final Funding has been paid by Buyers into an escrow arrangement mutually acceptable to the Parties and subject to release upon completion of a bringdown pursuant to Clause 19.2 of the Tax Credit Insurance Policy in a manner that is reasonably acceptable to the Parties;
(iv)the Buyer shall have satisfactorily completed its due diligence of the Facilities, the qualification for PTCs generated therefrom, and the eligibility of Seller to transfer such PTCs to the Buyer under Section 6418 of the Code;
(v)no Change in Tax Law or Proposed Change in Tax Law shall have occurred that has a material and negative impact on Seller’s ability to transfer the Transfer PTCs or the ability of Seller to qualify for, or of any Buyer to claim or utilize, any portion of the Transfer PTCs, unless addressed by amendments to this Agreement mutually acceptable to the Parties negotiating in good faith; provided, however, this condition shall not be deemed unsatisfied solely as a result of a Change in Tax Law or Proposed Change in Tax Law that affects a Buyer’s ability to realize actual tax savings from the Transfer PTCs due to a lack of federal income Tax liability or other Buyer tax attributes (including as a result of the imposition of any minimum tax);
(vi)no material Condemnation Event with respect to any Facility, or other event that could reasonably be expected to affect the availability of the Transfer PTCs expected to be generated in 2026 by any Facility shall have occurred, be pending, or threatened in writing, and no Material Adverse Effect shall have occurred and be continuing with respect to any Buyer or any Seller Party (including any Facility);
(vii)as applicable, XXXXXXX shall have received a bring-down of the opinion from KPMG LLP or Jones Day delivered for the Initial Funding in respect of the U.S. federal income tax matters relating to the applicable Transfer PTCs, which is in form and substance reasonably satisfactory to

XXXXXXX, but only to the extent that KPMG LLP or Jones Day has determined there has been a material change in applicable law or facts since the most recent opinion previously delivered to XXXXXXX;
(viii)XXXXXXX shall have received an opinion from Mayer Brown LLP, as counsel to XXXXXXX, in respect of the U.S. federal income tax matters relating to the Transfer PTCs, which is in form and substance reasonably satisfactory to XXXXXXX; and
(ix)to the extent there have been changes since the Uniform Commercial Code lien searches delivered at the Initial Funding, the Buyer shall have ordered and received results from Uniform Commercial Code lien searches in respect of the Seller of a recent date before the Confirmation Date showing that there are no Liens on the Transfer PTCs.
Section ivAdditional Terms and Conditions.
Section v[NTD: This section to include (a) any provisions necessary to update the transfer provisions and mechanics in this Agreement, and any other applicable provisions of this Agreement to comply with any guidance the IRS or Treasury issued under Section 6418 of the Code, in a manner satisfactory to the Parties, and (b) any other provisions agreed to by the Parties.]
Section viMiscellaneous.
(a)This Confirmation constitutes a “PTC Sale Confirmation” as referred to in, and supplements, forms a part of, and is subject to the Agreement, as amended and supplemented from time to time. All provisions contained in the Agreement govern this Confirmation except as expressly modified herein.
(b)The terms and provisions of Section 7 of the Agreement apply to this Confirmation as if fully set forth herein, mutatis mutandis.
[remainder of page intentionally blank]

IN WITNESS WHEREOF, the Seller and the Buyer have executed this PTC Sale Confirmation as of the date first above written.
SELLER:
GREEN PLAINS INC.
By:
Name:
Title:

BUYER:

[__]
By:
Name:
Title: